Exhibit 2.1
Dated 12 June 2008

(1)	RICHARD THORLEY AND OTHER
(2)	ABERDEEN MURRAY JOHNSTONE PRIVATE EQUITY FUND A AND OTHERS
(3)	BARCLAYS BANK PLC
(4)	KAMAN UK HOLDINGS LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF PART OF THE ISSUED SHARE CAPITAL OF BROOKHOUSE HOLDINGS LIMITED

CONTENTS

1	Definitions and interpretation	1
2	Sale and purchase	9
3	Consideration	9
4	Completion	10
5	Warranties	10
6	Tax	12
7	Restrictive covenants	12
8	Confidential Information	13
9	Further Undertakings	13
10	Institutional Sellers	14
11	Escrow Arrangements	14
12	Locked Box Undertaking	17
13	Specific Indemnities	18
14	Announcements	19
15	Assignment	19
16	Third party rights	20
17	Entire Agreement	20
18	Notices	21
19	Representatives	21
20	General	22
21	Further Assurance	22
22	Governing law and jurisdiction	23
Schedule 1 - The Sellers		24
Schedule 2 – The Group		27
Schedule 3 - Completion		33
Schedule 4 – Warranties		36
Schedule 5 – Limitations on the Sellers' liability		52
Schedule 6 – Tax		57
Schedule 7 – Properties		78
Schedule 8 – Intellectual Property		96
Schedule 9 – Balance Sheet		85
Schedule 10 – Locked Box		99
Schedule 11 – Buyer's Knowledge		101
Schedule 12 – Loan Note Holders		103

Agreed Form Documents
Disclosure Letter and Disclosure Documents
Letters of resignation (officers)
Letter of resignation (auditors)
Schedule of title deeds
Paul Atherton Deed of Covenant
AAM Deed of Covenant
Retention Account Instruction Letter

THIS AGREEMENT is made on 12 June 2008

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in part A of schedule 1 (the "Principal Shareholders");

(2)	THE PERSONS whose names and addresses are set out in part B of schedule 1 (the "Institutional Sellers");

(3)	BARCLAYS BANK PLC a company registered in England and Wales (company number 1026167) whose registered office is at 1 Churchill Place, London E14 5HP ("Barclays"); and

(4)
KAMAN UK HOLDINGS LIMITED a company registered in England and Wales (company number 6612893), whose registered office is at Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS (the "Buyer").

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this agreement, including the schedules, the following words and expressions have the following meanings unless the context otherwise requires:

"AAM Funds"
the Institutional Sellers other than Peter Turner and Barry Turner;

"Accounts"

the audited consolidated annual accounts of the Company for the accounting reference period ended on the Accounts Date, comprising a balance sheet, and a profit and loss account and cash flow statement, including the notes thereon and the associated directors' and auditors' reports;

"Accounts Date"
30 September 2007;

"ATG (2000)"
ATG (2000) Limited (company number 3872101);

"Balance Sheet"
the consolidated balance sheet of the Company as at the Balance Sheet Date attached hereto as schedule 9;

"Balance Sheet Date"
30 April 2008;

"Bank Indebtedness"
(i)
the sum of £3,094,445.61, being the total indebtedness owed to Barclays Bank plc at the Completion Date in respect of the repayment of the credit facilities agreement dated 14 April 2004 (as amended); and

(ii) the sum of £1,775,492.27, being the total indebtedness owed to Barclays Mercantile Business Finance Limited at the Completion Date in respect of the repayment of the asset facilities agreement;

"Bank Warrants"
the warrants granted to Barclays Bank Plc pursuant to a deed poll entered into by the Company and dated 14 April 2004;

"Boeing Asset Facility"
the asset finance facility provided by Barclays Mercantile Business Finance Limited pursuant to the agreement set out at document B.2.1 of the Data Room;

"Bonus"
(i)
the sum of £1,000,000 being the amount of the discretionary exit bonus to be paid (subject to the deduction of income tax and employees national insurance under PAYE) by the Company to the persons set out below in the amounts set out against their respective names:

Richard Thorley	£419,000
Guy Thomas	£342,000
James Nichols	£209,000
Sam Butterworth	£30,000

(ii)
the sum of £208,358 being the amount of the general bonus and the discretionary exit bonus to be paid (subject to the deduction of income tax and employees national insurance under PAYE) by the Company to the persons and in the amounts listed in Annexure A;

"Business Day"
a day other than a Saturday or Sunday or public holiday in England and Wales;

"Buyer's Group"
the Buyer, its holding companies (direct or indirect), its subsidiaries and any subsidiary of any holding company;

"Buyer's Solicitors"
Skadden, Arps, Slate, Meagher & Flom (UK) LLP of 40 Bank Street, Canary Wharf, London, E14 5DS;

"Buyer's Property Solicitors"
Shoosmiths of Waterfront House, Waterfront Plaza, 35 Station Street, Nottingham NG2 3DQ;

"CA1985"
the Companies Act 1985;

"CA2006"
the Companies Act 2006;

"Claim"
a claim by the Buyer involving or relating to a breach of any of the Warranties;

"Companies Acts"
CA1985 and CA2006 together, as in force from time to time;

"Company"
Brookhouse Holdings Limited details of which are set out in part 1 of schedule 2;

"Company Intellectual Property"
(a)	the Company Trade Marks and the goodwill associated with each or any of them;
(b)	the Confidential Information; and
(c)	all other Intellectual Property which is owned by a Group Company at the date of this agreement, including those items set out in schedule 8;

"Company Trade Marks"
the Trade Marks which are owned by a Group Company, including the Domain Names listed in schedule 8;

"Completion"
completion of the sale and purchase of the Shares in accordance with this agreement;

"Completion Date"
the date on which Completion occurs in accordance with this agreement;

"Confidential Information"

all trade secrets, data, know how and other such information (in whatever form held including written, oral, visual and electronic) which is for the time being not publicly known which is owned by a Group Company and used in, or otherwise relates to, any part of the Group's business;

"Consideration"
£29,650,742 being the total consideration payable by the Buyer to the Sellers for the sale of the Shares in accordance with this agreement;

"Data Room"
the contents of the online data room in relation to the Transaction as contained on the CD's, a copy of which has been provided to the Buyer's Solicitors prior to the date of this agreement;

"Director"
any person holding the office of director or other office in any Group Company;

"Disclosure Documents"
the two identical bundles of documents (as listed in the schedule to the Disclosure Letter) in the agreed form;

"Disclosure Letter"
the letter in the agreed form from the Principal Shareholders to the Buyer in relation to the Warranties having the same date as this agreement;

"Domain Names"
the domain names listed in schedule 8;

"Employee"
any person employed by any Group Company under a contract of employment;

"Encumbrance"

a lien, pledge, encumbrance, charge (fixed or floating), mortgage, pledge, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind, including retention arrangements or other encumbrances and any legally binding agreement to create any of the foregoing;

"Environment"

the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

"Environmental Law"

all statutes, subordinate legislation, regulations, codes of practice, and the like (in each case having the force of law) concerning the protection of human health or welfare or the Environment or the conditions of the work place or effecting the immediate or surrounding property or the use, generation, transportation, storage, treatment or disposal of Hazardous Items;

"Escrow Account"
the deposit account to be opened in the joint names of the Buyer's Solicitors and the Sellers' Solicitors on or about Completion with The Royal Bank of Scotland plc;

"Escrow Agreement"
the agreement in the agreed form to be entered into on Completion by the Buyer, the Managers' Representative, the Institutions' Representative, the Buyer's Solicitors and the Sellers' Solicitors;

"Escrow Amount"
the sum of £2,500,000;

"Expert"
has the meaning given to it in clause 11.8;

"fairly disclosed"
has the meaning given to it in clause 5.6;

"First Payment Date"
the date falling 12 months after Completion and if such date is not a Business Day, the next following Business Day;

"General Warranties"
the warranties set out in part B of schedule 4;

"Group"
the Company and each Subsidiary and "Group Company" shall mean any of the Company or the Subsidiaries;

"Hazardous Items"

any waste of any kind, noise, vibration, smell, fumes, smoke, soot, ash, dust, grit, pollution, chemicals, leachate, petroleum products, noxious, radioactive, inflammable, explosive, dangerous or offensive gases or materials and any other substances of whatever nature which could cause harm to the health of living organisms or the Environment or to public health or welfare;

"Health and Safety Law"

all statutes, subordinate legislation, regulations, codes of practice, and the like (in each case having the effect of law) concerning the protection of human health or safety or welfare or the conditions of the work place or affecting the surrounding areas of the property or use, generation, transportation, storage, treatment or disposal of Hazardous Items;

"Indebtedness Amount"
an amount equal to the aggregate of the Bank Indebtedness and the Loan Note Indebtedness;

"Indemnity Claim"
a claim made by the Buyer under the provisions of clause 13 (Specific Indemnities);

"Information Technology"
all computer systems (including software and hardware) owned by or licensed to a Group Company;

"Institutions' Representative"
the person appointed to act as Institutions' Representative for the purposes of this agreement in accordance with clause 19.4 or clause 19.6;

"Intellectual Property"
all intellectual property rights, including:
(a) patents, Trade Marks, copyright, rights in designs, rights in inventions, database rights and topography rights (whether or not registered);
(b) applications for any of the rights in (a) above, together with the right to apply for registration of such rights;
(c) know-how, trade secrets, confidential information, technical information, customer and supplier lists and any other proprietary knowledge and/or information of whatever nature and howsoever arising, together with any rights or types of protection of the same or of a similar nature to those listed in (a), (b) or (c) which may subsist anywhere in the world;

"Intellectual Property Agreement"
any licence, consent or permission to use any Intellectual Property including, without limitation, any software licence which relates to the business of a Group Company;

"Investment Agreement"
the investment agreement relating to the Company entered into between the parties thereto on 14 April 2004;

"ITA"
the Income Tax Act 2007;

"Loan Notes"
the Inhoco 3035 Secured Loan Stock 2011 issued pursuant to a loan stock instrument dated 14 April 2004 to those persons listed in schedule 12;

"Loan Note Indebtedness"
the sum of £7,281,914 plus interest of £241,001.43 being the amount required to the repay the Loan Notes in full;

“Locked Box Schedule”
the locked box schedule set out at schedule 10;

"Management Accounts"

the unaudited management accounts of the Company, Brookhouse Aerospace Limited, Brookhouse Composites Limited and Brookhouse Tooling Limited comprising in each case a balance sheet as at 30 April 2008 and a profit and loss account for the period which commenced on 1 October 2007 and ended on 30 April 2008;

"Managers' Representative"
the person appointed to act as Managers' Representative for the purposes of this agreement in accordance with clause 19.1 or clause 19.3;

"Mellon"
Mellon Nominees (UK) Limited, being one of the Institutional Sellers;

"Minor Sale Agreement"
the agreement, in the agreed form, to be entered into between (1) Paul Atherton and others, and (2) the Buyer;

"Permitted Payments"
(i)
the sum of £58,450 being the Participating Dividend (as such term is defined in the Company’s articles of association for the time being) which has been paid prior to Completion to the holders of the A ordinary shares in the capital of the

Company in respect of the financial period from 1 October 2006 to 30 September 2007; and

(ii)
the sum of £196,800 being the Participating Dividend which has been paid immediately prior to Completion to the holders of the A ordinary shares in the capital of the Company in respect of the financial period from 1 October 2007 to the date of Completion;

"Properties"
the real properties, details of which are set out in schedule 7 and "Property" means any one of them or any part of an individual property;

"Relevant Claim"
has the meaning given to it in clause 11.1;

"Relief"
has the meaning given to it in Schedule 6;

"Restricted Business"
the business of the development and manufacture of composites components and tools for the aerospace industry;

"Restricted Period"
the period of 2 years from the Completion Date;

"Second Payment Date"
the date falling on the second anniversary of Completion and if such date is not a Business Day, the next following Business Day;

"Security Trust Deed"
the security trust deed relating to the Loan Notes entered into between the parties thereto on 14 April 2004;

"Sellers"
the Principal Shareholders, the Institutional Sellers and Barclays;

"Sellers' Account"
The Royal Bank of Scotland plc, Account number: 12661336, Sort code: 16-00-01;

"Sellers' Representatives"
the Managers' Representative and the Institutions' Representative;

"Sellers' Solicitors"
Halliwells LLP of 3 Hardman Square, Spinningfields, Manchester M3 3EB;

"Settled Estimate"
has the meaning given to it in clause 11.9;

"Shares"
4,361,702 A ordinary shares of £0.01 each, 1,351,977 B ordinary shares of £0.01 each 179,864 C ordinary shares of £0.01 each, comprising 98.3% of the issued share capital of the Company;

"Subsidiary"
a subsidiary undertaking of the Company details of which are set out in part 2 of schedule 2 and "Subsidiaries" means all those subsidiary undertakings;

"Tax" and "Taxation"
have the meaning given in schedule 6;

"Tax Authority"
has the meaning given in schedule 6;

"Tax Claim"
a claim by the Buyer under the Tax Covenant or involving or relating to breach of a Tax Warranty;

"Tax Covenant"
the covenant in part 3 of schedule 6;

"Taxes Act"
has the meaning given in schedule 6;

"Tax Warranty"
a statement in part 2 of schedule 6 or paragraphs 2, 3 and 11 of Part B of schedule 4 to the extent that they relate to Taxation and "Tax Warranties" means all those statements;

"Title and Capacity Warranties"
the warranties set out in part A of schedule 4;

"Trade Marks"
business names, domain names, registered and unregistered trade and service marks and applications for registration of any of these;

"Transaction"
the sale and purchase contemplated by this agreement;

"UK GAAP"
generally accepted accounting principles, standards and practices in the United Kingdom;

"Vendor Shareholders"
Peter Turner and Barry Turner;

"Warrant Shares"
the 179,864 C ordinary shares of £0.01 each in the capital of the Company allotted and issued prior to the date of this agreement pursuant to the exercise of the Bank Warrants;

"Warranty"
any of the General Warranties, the Tax Warranties and the Title and Capacity Warranties and the expression "Warranties" shall be construed accordingly;

"Worker"
any person who personally performs work for any Group Company but who is not in business on their own account or in a client/customer relationship.

1.2	In this agreement, a reference to:

1.2.1
a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 CA1985 and a "subsidiary" or "holding company" is to be construed in accordance with section 736 CA1985;

	1.2.2	a document in the "agreed form" is a reference to a document in a form approved and, for the purposes of identification, signed by or on behalf of each party;

1.2.3
a statutory provision includes a reference to the statutory provision as replaced, modified or re-enacted from time to time before or after the date of this agreement and any subordinate legislation made under the statutory provision before or after the date of this agreement.  In particular (without prejudice to the generality of the foregoing) a reference to a section of CA1985 shall include a reference to any section of CA2006 which replaces, modifies or re-enacts that section of CA1985 at any time after the date of this agreement with effect from the date such section of CA2006 comes into force;

1.2.4
a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5
a party means a party to this agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his estate and personal representatives;

	1.2.6	a company (other than "the Company") shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

	1.2.7	this agreement includes its schedules;

	1.2.8	a sub-clause in a clause, or to a paragraph in a schedule, are to a sub-clause of that clause or a paragraph of that schedule;

	1.2.9	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this agreement;

	1.2.10	writing shall, subject to clause 18.4, include any mode of reproducing words in a legible and non-transitory form;

	1.2.11	"includes" and "including" shall mean including without limitation; and

1.2.12
this agreement or any provision of this agreement or any document are to this agreement, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms of this agreement or that document or with the agreement of the relevant parties.

1.3	The contents table and headings in this agreement are for convenience only and do not affect its interpretation.

1.4	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.5
Unless specifically stated to the contrary all agreements, obligations and liabilities on the part of the Sellers or any two or more of the Sellers contained in or arising under this agreement are several and shall be construed accordingly.

1.6
Any question as to whether a person is connected with another shall be determined in accordance with section 839 of the Taxes Act (except that in construing section 839 "control" for these purposes has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever section 840 or 416 requires) which shall apply in relation to this agreement as  it applies in relation to the Taxes Act.

1.7	References to "the Company" shall, whenever the context so admits, be deemed to include reference to each or any Group Company so that, without any limitation, each of the Warranties shall be given in respect of and in relation to the Company and each Subsidiary.

2	Sale and purchase

2.1
At Completion each of the Sellers (other than Mellon) shall sell with full title guarantee and free from any Encumbrance, and the Buyer shall purchase, the number of Shares set opposite the name of that Seller in column (2) of schedule 1.

2.2	At Completion, Mellon shall transfer to the Buyer the legal title to the number of Shares set opposite its name in column (2) of schedule 1.

2.3
Title to, beneficial ownership of and any risk attaching to the Shares shall pass to the Buyer on Completion and the Shares shall be sold and purchased together with all rights and benefits attached to or accruing to them as from Completion, including the right to receive all dividends, distributions or any return of capital declared, made or paid with effect from Completion.

2.4
The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares and the shares to be acquired by the Buyer pursuant to the Minor Sale Agreement is completed simultaneously in accordance with this agreement and the Minor Sale Agreement, but completion of the purchase of some of the Shares will not affect the rights of the Buyer with respect to the purchase of the others.

2.5
Each of the Sellers irrevocably waives any right of pre-emption or other right or restriction on transfer in respect of any of the Shares and any of the shares to be acquired by the Buyer pursuant to the Minor Sale Agreement conferred on him (whether under the articles of association of the Company or otherwise) and shall, before Completion, procure the irrevocable and unconditional waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

3	Consideration

3.1	The Consideration shall be paid by the Buyer to the Sellers in cash on Completion in accordance with clause 3.2.

3.2	On Completion the Buyer shall satisfy its obligations under clause 3.1 by paying:

	3.2.1	the Escrow Amount into the Escrow Account or by directing the Sellers' Solicitors to pay the Escrow Amount into the Escrow Account when it has been opened; and

3.2.2
the sum of £27,150,742, such amount being the sum of the Consideration less the Escrow Amount, to the Sellers' Account, such payment to be made by wire transfer of funds for same day value in GBP and constituting full discharge for the Buyer (who shall not be concerned with the application of such amount) in respect of its obligations under this clause 3.2.

3.3
As between them, and, following payment by the Buyer in accordance with the provisions of clause 3.2, with no liability or obligation whatsoever on the part of the Buyer, the Sellers shall be entitled to receive the sum referred to in clause 3.2.2 in the amounts agreed between the Sellers and the Buyer on the date of this agreement (Due Proportions), subject to, in the case of Ernest Richard Thorley, Guy Thomas, James Nichols and Geoffrey Smith, the deduction of an amount equal to the income tax and employee national insurance contributions arising as a result of or in respect of each of their subscriptions for B ordinary shares in the Company on 12 June 2008 and for which a Group Company is liable to account to a Tax Authority (the "Deduction").  The Managers' Representative shall ensure that such Deduction is made, and shall promptly pay the amount of such Deduction to the respective employer Group Company.

3.4
If any payment is made by the Sellers to the Buyer under or in respect of any breach of any provision of this agreement (including pursuant to any Tax Claim), the payment shall, so far as possible, be treated as a reduction in the Consideration, and the Consideration shall accordingly be reduced by the amount of such payment.

3.5	All payments to be made pursuant to this agreement shall be paid in full on the relevant due date and without any set-off, counterclaim or other deduction.

4	Completion

4.1
Completion shall take place at the office of the Sellers' Solicitors (or such other place as the parties may agree) on the date of this agreement when each of the parties shall comply with their respective obligations set out in schedule 3.

4.2	On Completion the Buyer shall comply with its obligations under clause 3.2 and the Managers' Representative shall comply with its obligations under clause 3.3.

4.3	The Buyer shall procure that the Company pays the Bonuses through the payroll to be processed on or about 20 June 2008.

5	Warranties

5.1	The Principal Shareholders jointly and severally warrant to the Buyer in the terms of the General Warranties and the Tax Warranties.

5.2
The Sellers severally warrant to the Buyer in the terms of the Title and Capacity Warranties, save that the Buyer acknowledges that Mellon are only the legal owner and not the beneficial owner of the Shares set out against its name in column (2) of schedule 1.

5.3
Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty or any other document referred to herein (other than as specifically provided in this agreement or in the Disclosure Letter).

5.4	The rights and remedies of the Buyer in respect of any breach of any of the Warranties shall survive Completion.

5.5
Except in the event of any fraud or wilful concealment, each of the Sellers waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the officers or employees of the Company in enabling the Sellers to give the Warranties or to prepare the Disclosure Letter.

5.6
The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter.  For this purpose "fairly disclosed" means disclosed in such a manner and with sufficient detail so as to enable a reasonable purchaser to identify the nature and scope of the matter disclosed and to make a reasonably informed assessment of its effect.

5.7
Unless otherwise specified where any Warranty refers to the knowledge, information, belief or awareness of the Principal Shareholders (or a similar expression) the Principal Shareholders shall be deemed to have such knowledge, information, belief or awareness as the Principal Shareholders would have obtained had the Principal Shareholders made such careful and diligent enquiries as are reasonable into the subject matter of that Warranty of each other and Paul Atherton and Sam Butterworth.

5.8
The Buyer confirms that, as at the date of this agreement, none of the individuals listed in schedule 11 has actual knowledge (to include, without limitation, (save in respect of Eric Remington) the contents of the due diligence reports prepared by the Buyer's Solicitors and the Buyer's Property Solicitors in connection with the Transaction (in each case solely with respect to the subject matter and the Warranties referred to in column 2 of Schedule 11 opposite the name of each such individual) of any matter that any of them is actually aware would give rise to a right on the part of the Buyer to make recovery by way of a Claim for a breach of those Warranties referred to in column 2 of Schedule 11 opposite the name of each such individual having reviewed those Warranties.

5.9	The Buyer acknowledges that, save in the case of fraud or wilful concealment:

5.9.1
its sole remedy for any Claim (other than a Claim involving or relating to a breach of any of the Title and Capacity Warranties) shall be contractual damages (subject to the provisions of schedule 5) and the Buyer waives any other right, power or remedy which it might otherwise have relating to any such Claim (for the avoidance of doubt this clause 5.9.1 shall not apply to a claim made under the Tax Covenant, a claim under clause 12 or an Indemnity Claim); and

5.9.2
no breach of any provision of this agreement shall entitle the Buyer to rescind this agreement or treat it as having been terminated and, save as aforesaid, the Buyer waives all such rights of rescission and termination in respect of this agreement.

5.10	Notwithstanding any other provision of this agreement the liability of the Sellers in respect of any Claim shall be limited in accordance with schedule 5.

5.11
Any sum payable to the Buyer pursuant to a claim involving or relating to a breach of this agreement (including, without limitation, pursuant to an Indemnity Claim, a claim under clause 12, a Tax Claim or a Balance Sheet Claim) shall be made free and clear of and without deduction for or on account of any Taxation, except to the extent that any such deduction or withholding is required by law.  If Taxation or amounts in respect of such Taxation must be deducted or withheld from any sum payable to the Buyer pursuant to a claim involving or relating to a breach of this agreement or pursuant to an Indemnity Claim, a claim under clause 12, a Tax Claim or a Balance Sheet Claim or any such sum payable to the Buyer is subject to Tax or is taken into account in calculating Tax, then the Sellers shall be obliged to pay an additional amount (such amount being referred to as the "gross-up amount") as will ensure that after such deduction, withholding or Tax there shall remain a sum equal to the amount that would otherwise have been payable to the Buyer pursuant to such a Claim.  In applying the preceding sentence of this clause 5.11, no account shall be taken of the extent to which any liability to Tax may be mitigated or off-set by any Relief (other than a Principal Shareholders' Relief, as such term is defined in schedule 6) available to the Buyer so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability.  To the extent that the Buyer subsequently obtains and utilises any Relief as a result of a Seller paying to the Buyer the gross-up amount, the Buyer shall pay to the relevant Seller so much of the economic benefit from that Relief which the Buyer has received and retained as does not exceed the gross-up amount.

5.12
The Exit Bonus Relief or the VAT Relief (as such terms are defined in schedule 6) shall not be set-off against any Taxation which is the subject of a gross-up payment.  For the avoidance of doubt, any set-off contrary to this clause shall be disregarded when calculating the gross-up amount.

6	Tax

The provisions of schedule 6 shall apply.

7	Restrictive covenants

7.1
Each of the Principal Shareholders hereby severally undertakes with the Buyer (for itself and as trustee for the benefit of each Group Company) that he will not, either solely or jointly with or through any other person, on his own account or as an employee, agent, manager, advisor or consultant for any other person or otherwise howsoever:

7.1.1
during the Restricted Period carry on or be engaged, concerned or interested (directly or indirectly) in any Restricted Business in the United Kingdom which  is competitive with the business carried on by any Group Company as such business is conducted at the Completion Date;

7.1.2
during the Restricted Period solicit custom or business from any person in respect of goods and/or services competitive with those manufactured and/or supplied by any Group Company during the period of 12 months prior to the Completion Date, such person having been a customer of any Group Company during such period;

7.1.3
during the Restricted Period employ or offer employment to, or induce, solicit or endeavour to entice to leave the service or employment of any Group Company any person who, during the period of 12 months prior the Completion Date, was an employee of any Group Company occupying a senior, managerial, technical, sales or research position; or

	7.1.4	make use of any Company Intellectual Property, including without limitation, use of a name including the words "Brookhouse", or anything confusingly similar to any Company Intellectual Property,

provided that the covenant at clause 7.1.1 or clause 7.1.2 shall not apply to Geoffrey Smith.

7.2
Each of the Vendor Shareholders hereby severally undertakes with the Buyer (for itself and a trustee for the benefit of each Group Company) that it will not, either solely or jointly with or through any other person, on its own account or as agent, manager, advisor or consultant for any other person:

	7.2.1	during the Restricted Period employ or offer employment to, or induce, solicit or endeavour to entice to leave the service or employment of a Group Company, any Principal Shareholder;

	7.2.2	make use of any Company Intellectual Property, including without limitation, use of a name including the words “Brookhouse” or anything confusingly similar to any Company Intellectual Property.

7.3	Nothing in clauses 7.1 or 7.2 shall prevent any Principal Shareholder or Vendor Shareholder from:

7.3.1
being the holder of or beneficially interested as a passive investor in any publicly traded or listed securities in any company which confer on that person not more than 3% of the votes which can generally be cast at a general meeting of that company; and

	7.3.2	placing a general recruitment advertisement which may come to the attention of, but which is not specifically directed at, any of the persons referred to in clause 7.1.3 or 7.2.1.

7.4
The Principal Shareholders and the Vendor Shareholders and each of them agree and acknowledge that the restrictions contained in this clause 7 are fair and reasonable and necessary to assure to the Buyer the full value of the Shares.

7.5
Each of the restrictions in each paragraph or sub-clause or clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

7.6
If any of those restrictions is void, but would be valid if some part of the restrictions were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

8	Confidential Information

8.1
Each of the Sellers (other than Barclays) undertakes with the Buyer (for itself and for the benefit of any Group Company) that it will not use or disclose to any person any Confidential Information which it has at the date of this agreement.

8.2	Clause 8.1 does not apply to:

	8.2.1	disclosure of Confidential Information to a director, officer or employee of the Buyer or a Group Company whose function requires him to have the Confidential Information;

	8.2.2	use or disclosure of Confidential Information required to be used or disclosed by applicable law or by any governmental or regulatory body with applicable jurisdiction;

	8.2.3	disclosure of Confidential Information on a strictly confidential basis to a professional adviser for the purpose of advising the Sellers; or

	8.2.4	Confidential Information which becomes publicly known after the date of this agreement through no fault of any of the Sellers.

9	Further Undertakings

9.1	Each of the Sellers severally undertakes to the Buyer that, for so long as it remains the registered holder of any of the Shares after Completion it will:

9.1.1
hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer;

	9.1.2	deal with and dispose of the Shares and all such dividends, distributions and rights as the Buyer may direct;

9.1.3
vote at all meetings which he shall be entitled to attend as the registered holder of the Shares or execute any written resolutions as the holder of the Shares in such manner as the Buyer shall direct (or, in the absence of any such direction, abstain from voting); and

	9.1.4	execute all instruments of proxy or other documents which the Buyer may reasonably require to enable the Buyer to attend and vote at any such meeting.

9.2
For the purpose of giving effect to clause 9.1 each of the Sellers hereby severally appoints the Buyer (acting by any of its directors from time to time) to be its attorney in its name and on its behalf to exercise all or any of the rights in relation to the Shares as the Buyer in its absolute discretion sees fit from Completion until the day on which the Buyer or its lawful nominee is registered in the register of members of the Company as the holder of the relevant Shares.

9.3
The Buyer undertakes to the Sellers to use its best endeavours to effect the registration of the Buyer or its lawful nominee as the holder of the Shares as soon as possible after Completion and, in any event, within 60 days of Completion.  The Buyer undertakes to the Sellers to submit for stamping the stock transfer forms relating to the transfer of Shares hereunder within 30 days of the Completion Date.

10	Institutional Sellers

10.1
The parties acknowledge that the obligations or liabilities of each Institutional Seller (other than the Vendor Shareholders) (including the obligation to make any payment or repayment to any other party under or in respect of this agreement) are only:

	10.1.1	with respect to Shares registered in its name;

	10.1.2	its contribution and entitlement to the Escrow Amount pursuant to clause 11;

10.1.3
as provided for in clause 2 (Sale and purchase), clause 4.1, clause 5.2, clause 5.11 (Grossing Up), clause 8 (Confidential Information) clause 9 (Further Undertaking), clause 12 (Locked Box), clause 14 (Announcements), clauses 19.5 and 19.6 (Institutions' Representative), clause 20 (General), clause 21 (Further assurance) and clause 22 (Governing law and jurisdiction).

10.2
The parties acknowledge that the obligations or liabilities of the Vendor Shareholders (including the obligation to make any payment or repayment to any other party under or in respect of this agreement) are only:

	10.2.1	with respect to Shares registered in its name;

	10.2.2	its contribution and entitlement to the Escrow Account pursuant to clause 11;

10.2.3
as provided for in clause 2 (Sale and Purchase), clause 4.1, clause 5.2, clause 5.11 (Grossing Up), clause 7.2 (Restrictive Covenants), clause 8 (Confidential Information), clause 9 (Further Undertaking), clause 12 (Locked Box), clause 14 (Announcements), clause 18 (Notices), clauses 19.5 and 19.6 (Institutions' Representative), clause 20 (General), clause 21 (Further assurance) and clause 22 (Governing law and jurisdiction).

10.3	The parties acknowledge that the obligations or liabilities of Barclays (including the obligation to make any payment or repayment to any other party under or in respect of this agreement) are only:

	10.3.1	with respect to Shares registered in its name;

	10.3.2	its contribution and entitlement to the Escrow Amount pursuant to clause 11;

10.3.3
as provided for in clause 2 (Sale and purchase), clause 4.1, clause 5.2, clause 5.11 (Grossing Up), clause 9 (Further Undertaking), clause 12 (Locked Box), clause 14 (Announcements), clause 18 (Notices),  clauses 19.5 and 19.6 (Institutions' Representative), clause 20 (General), clause 21 (Further assurance) and clause 22 (Governing law and jurisdiction).

11	Escrow Arrangements

11.1	For the purposes of this clause 11, the following words and expressions shall have the following meanings:

"Determined Claim"
a Relevant Claim being either:
(i) agreed in writing between the Sellers' Representatives and the Buyer; or
(ii) an order or decree of a court of competent jurisdiction being given in proceedings in respect of the Relevant Claim and such order or decree being final and not or no longer appealable;

"Retained Amount"
in the case of any Relevant Claim, either (as the case may be):
(i)
in the event that either the Sellers Notice states that the Sellers’ Representatives agree with the Relevant Claim and the Buyer’s Estimate, or the Sellers’ Notice is not served in accordance with clause 11.6, the Buyer’s Estimate;

(ii) in the event that parties agree the amount to be retained in accordance with clause 11.7, the Agreed Estimate; or
(iii) in the event that an Expert opines on the Relevant Claim in accordance with clause 11.9, the Settled Estimate,

in each case together with an amount equal to the Buyer's good faith estimate of the reasonable third party costs and expenses (including legal costs and expenses) which might reasonably be expected to be incurred by the Buyer  in connection with Relevant Claim

"Payment Date"
the First Payment Date or the Second Payment Date (as the case may be);

"Payment Period"
the period between each such Payment Date or between Completion and the First Payment Date;

"Relevant Claim"
a Claim, an Indemnity Claim, a Tax Claim, a Balance Sheet Claim and a claim under clause 12, or a potential claim in accordance with paragraph 3.2.5, contingent claim, of Schedule 5;

"Undetermined Claim"
a Relevant Claim which is not at the relevant Payment Date a Determined Claim;

11.2
The Escrow Amount is to be retained in the Escrow Account following Completion and amounts shall only be released from the Escrow Account in accordance with the provisions of this clause 11 and the Escrow Agreement and amounts therein shall be available to be used to satisfy Determined Claims.

11.3
Subject to the provisions of clause 11.4, £1,500,000 of the Escrow Amount shall be paid to the Sellers’ Solicitors (whose receipt shall be a good discharge therefor) by way of same day transfer of funds to the Sellers' Account  for the account of the Sellers on the First Payment Date and the remainder of the Escrow Amount shall be paid to the Sellers’ Solicitors (whose receipt shall be a good discharge therefor) by way of same day transfer of funds to the Sellers' Account  for the account of the Sellers on the Second Payment Date.

11.4
If, at any time prior to a Payment Date, written notice of a Relevant Claim has been given to the Sellers' Representatives of a Relevant Claim in accordance with clause 11.5, there shall be deducted from the amount due to be paid to the Sellers Account in accordance with clause 11.3 above on such Payment Date an amount equal to the Retained Amount of all such Relevant Claims or, if, in respect of any Relevant Claim or Relevant Claims,  the Retained Amount in respect of the Relevant Claim or Relevant Claims in question has not at that time been determined in accordance with the provisions of this clause 11, an amount equal to the Buyer's Estimate (as defined in clause 11.5) in respect of the Relevant Claim or Relevant Claims in question together with an amount equal to the Buyer's good faith estimate of the reasonable third party costs and expenses (including legal costs and expenses) which might reasonably be expected to be incurred by the Buyer in connection with Relevant Claim or Relevant Claims in question and the amount payable to the Sellers' Account on that Payment Date in accordance with clause 11.3 above shall be reduced accordingly, provided always where the Buyer's Estimate of the Relevant Claim or Relevant Claims in question has not been agreed or determined in accordance with this clause 11, following such agreement or determination there shall be paid to the Seller's Account any excess by which the amount as agreed or determined in respect of the Relevant Claim or Relevant Claims in question is less than the Buyer's Estimate thereof. In the event that any monies shall be deducted from a payment due to be made to the Sellers' Account in accordance with clause 11.3 above on a Payment Date, such monies shall be retained in the Escrow Account until the Relevant Claim or Relevant Claims in question becomes or become a Determined Claim or Determined Claims.

11.5
If the Buyer wishes to retain money in the Escrow Account in respect of any Undetermined Claim(s), it shall deliver to the Sellers' Representatives no later than 1 Business Day prior to the Payment Date a certificate signed by a duly authorised officer of the Buyer stating in such terms as the Buyer considers reasonably appropriate the circumstances giving rise to the Relevant Claim in question and providing the Buyer's estimate of the maximum amount that may reasonably be claimed in respect thereof (the "Buyer's Estimate") (the "Buyer's Certificate").

11.6
Within 2 months of receipt of the Buyer’s Certificate, the Sellers’ Representatives shall serve written notice (the "Sellers' Notice") on the Buyer accepting or rejecting the Relevant Claim set out in the Claim Notice and/or accepting or rejecting the amount of the Buyer's Estimate.  Insofar as the Sellers' Representatives reject the amount of the Buyer's Estimate, the Sellers' Notice shall include an estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question (the "Sellers' Estimate") and the basis for the Sellers' Estimate.   Failure to serve a Sellers’ Notice within such 2 month period shall be deemed to mean that the Sellers' Representatives have accepted the amount of the Buyer's Estimate solely for the purpose of this clause 11.6, and without prejudice to the right to resist any and all claims in respect of the Relevant Claim or Relevant Claims in question.

11.7
Following receipt of a Sellers' Notice rejecting the Relevant Claim and/or the quantum thereof the Buyer jointly with the Sellers' Representatives shall attempt in good faith to resolve the difference of opinion between the parties, including as to any difference between the amount of the Sellers' Estimate and the amount of the Buyer's Estimate.  Any successful resolution of such difference shall be evidenced in writing signed by a representative of the Buyer and by the Sellers' Representatives, (the amount being the "Agreed Estimate").

11.8
If the Buyer and the Sellers' Representatives fail to resolve their difference of opinion within 15 Business Days after the Sellers' Notice is delivered the difference in opinion between the Buyer and the Sellers' Representatives ("Claim Dispute") shall be submitted for determination to a Queen's Counsel appointed jointly by the Buyer and the Sellers' Representative, or if no agreement as to such appointment is reached within 5 Business Days, to a Queen's Counsel of at least ten years' standing and well versed in the law relating to the dispute in question appointed by the Chairman of the Bar Association (on the application of the Buyer or of the Sellers' Representatives) (the "Expert").

11.9
The jurisdiction of the Expert shall be limited to resolving the Claim Dispute and the scope of the review shall be limited to reviewing the Buyer's Certificate and the Sellers' Notice and the supporting documentation and evidence referred to in the next following sentence.  Both the Buyer and the Sellers' Representatives shall have the right to submit supporting documentation or evidence in writing to support the amount of the

Buyer's Estimate or the Sellers' Estimate (as the case may be) but neither the Buyer nor the Sellers' Representatives shall have the right to change the amount of the Buyer's Estimate or the Sellers' Estimate (as the case may be) such amounts being deemed conclusively as the Buyer's and the Sellers'  estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question.  The Claim Dispute shall be decided by the Expert within 10 Business Days from appointment of the Expert.  The Expert shall be directed to determine the amount that the Expert, based on his experience and the information submitted by the parties, believes represents the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question (the amount so selected by the Expert being referred to herein as the "Settled Estimate").  The Expert shall inform the parties in writing of the Settled Estimate immediately after making his decision.  The costs of the Expert shall follow the cause, but shall initially be paid by the party whose estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question is furthest from the Settled Estimate.

11.10	On any Relevant Claim having become a Determined Claim the Sellers' Representatives and the Buyer shall instruct the Sellers’ Solicitors and the Buyer’s Solicitors to pay out of the Escrow Account:

11.10.1
to the Buyer and/or the relevant member of the Buyer Group (as the case may be) an amount equal to the amount payable in accordance with the settlement or determination of the Determined Claim and the Buyer shall not be concerned as to the application of such proceeds (insofar as there shall be sufficient monies standing to the credit of the Escrow Account); and

11.10.2
to the Sellers' Solicitors (whose receipt shall be a good discharge therefor), for the account of the Sellers, the balance (if any) of the amount that would otherwise have been due to them on the immediately preceding Payment Date, but for the Relevant Claim in question.

11.11
Save as ordered by a court of competent jurisdiction, no payment shall be made out of the Escrow Account except in accordance with the bank mandate in relation to the Escrow Account which shall require the signature of each of the Sellers' Representatives and the Buyer.

11.12	All interest earned on principal in the Escrow Account (less any Tax withheld, if appropriate) shall follow that part of the principal on which it is earned.

11.13
In the event of a referral of a Claim Dispute to the Expert in the manner set out in clause 11.8 above, the Buyer's obligation to institute proceedings against the Sellers in the manner contemplated in paragraph 2.2 of Schedule 5 within 6 months of service of the notice referred to in that paragraph shall only commence from the date upon which the Expert's written notification of the Settled Estimate is delivered to the Buyer and the Sellers' Representatives in accordance with clause 11.9 above.

11.14
The Sellers agree to contribute to the Escrow Amount in the amounts agreed between the Sellers, such payment to be satisfied in accordance with clause 3.2. The Sellers shall be entitled to receive any payments to be made to the Sellers from the Escrow Account pursuant to this clause 11 in the proportions agreed between the Sellers. The Buyer shall not be concerned with the application of any amounts released from the Escrow Account for the benefit of the Sellers.

12	Locked Box Undertaking

12.1	The Sellers undertake to the Buyer that since the Balance Sheet Date, except for any Permitted Payments:

	12.1.1	no distribution of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) or income has been declared, made or paid by the Company;

12.1.2
no payment has been made or agreed to be made by any Group Company to any Seller or any connected person of any Seller (other than amounts payable to an investee company of the AAM Funds in the ordinary and normal course of business) other than contractual remuneration payable to the Principal Shareholders and expenses incurred by the Principal Shareholders in the ordinary and normal course of business which shall be no more than those amounts set out in Annexure B, and accrued but unpaid holiday pay payable to any Principal Shareholder;

12.1.3
no Group Company has waived any amount owed to it by any of the Sellers or any of their respective connected persons (other than an investee company of the AAM Funds, such amounts having been waived in the ordinary and normal course of business);

12.1.4
no Group Company has made or provided or agreed to make or provide any gift (including any transfer of an asset for a consideration less than the fair market value of the relevant asset), guarantee, security, indemnity, loan or other like arrangement or any repayment of indebtedness or interest on such indebtedness to or on behalf of or for the benefit of any Seller or any of their respective connected persons;

12.1.5
no gratuitous or discretionary payment (including but not limited to any sale bonuses in connection with the sale of the Shares but excluding the Bonus) has been made or agreed to be made by any Group Company to any Seller or to any of their respective connected persons; and

12.1.6
no Group Company has paid or agreed to pay any of the fees or expenses of any adviser or consultant engaged by any of the Sellers in connection with the Transaction including, without limitation, the Sellers' Solicitors and Jeffries Quarterdeck.

12.2
The Sellers severally agree to indemnify the Buyer and keep it indemnified from and against all liabilities, claims, losses, damages, external costs, or reasonably and properly incurred external fees suffered or incurred by the Buyer or any Group Company as a result of:

	12.2.1	a breach by any Seller of clause 12.1;

	12.2.2	the Company not receiving the sum of £16,954 as shown in the line item entitled "Share Issue Proceeds" of the Balance Sheet,

for the avoidance of doubt, to the extent that the amounts standing to the credit of the Escrow Account at the relevant time are insufficient to satisfy any claim brought under clause 12, each Seller shall only be liable to indemnify the Buyer in respect of amounts received by, or to the extent of the benefit derived by, itself, himself or its/his connected persons.

13	Specific Indemnities

13.1
The Principal Shareholders shall indemnify the Buyer (acting for itself and as agent or trustee for any Group Company) against all costs, losses, liabilities, penalties, fines, claims or expenses (including legal and other professional fees and expenses) suffered or incurred by the Buyer or any Group Company directly arising from, out of or in connection with the following matters:

13.1.1
any claim by Airbus S.A.S in relation to the possible infringement of Airbus S.A.S's rights in respect of its Intellectual Property, details of which are disclosed in the Disclosure Letter against Warranties 4.4.4 and 4.4.5;

13.1.2
any claims by any of Messrs Oakes, Walmsley, Hargreaves and Topping (to the extent not covered by insurance) in relation to any of the matters details of which are disclosed in the Disclosure Letter against Warranty 7.12;

	13.1.3	the potential claims and disputes details of which are disclosed in the Disclosure Letter against Warranty 24.2, 24.3 and 24.4 in respect of environmental and nuisance matters; and/or

13.1.4
the investigation by the Health and Safety Executive into possible contraventions of the Health and Safety at Work Act 1974 and the Control of Hazardous Substances Hazardous to Health Regulations 2002, details of which are disclosed in the Disclosure Letter against Warranty 25.2 and 25.3.

13.2
No claim may be brought against the Sellers in respect of the matters referred to in clause 13.1 unless the aggregate amount of the liability for all such claims exceeds £50,000 in which circumstances the Buyer shall be able to claim the full amount and not merely the excess over £50,000;

13.3	The provisions of paragraphs 1.1, 2, 3.2, 8 and 9 of schedule 5 shall apply to any Indemnity Claim.

14	Announcements

14.1
Subject to clauses 8, 14.2 and 14.3, no party shall make or authorise any public announcement or other communication or circular concerning the terms of any matter contemplated by or ancillary to this agreement unless it has first obtained the consent of the others, such consent not to be unreasonably withheld or delayed or the contents of the announcement, communication or circular are otherwise in the public domain.

14.2	Notwithstanding clause 14.1:

14.2.1
a party may make or authorise an announcement required by law or by the United Kingdom Listing Authority or the London Stock Exchange or any other securities exchange or regulatory or governmental body (whether or not such requirement has the force of law) provided that the party has consulted with and taken into account the reasonable requirements of the other parties (if and to the extent that such consultation is reasonably practicable);

14.2.2
a party may make a communication to its professional advisers in connection with advice relating to the interpretation of this agreement, proceedings relating to the enforcement of the terms of this agreement or otherwise; and

14.2.3
the AAM Funds and their manager shall be entitled to make announcements in respect of the realisation of their investment in the Company, provided always that such announcements shall only contain such information as is in the public domain regarding the transaction and the amount of the return to the AAM Funds.

15	Assignment

15.1
No party shall assign, transfer, charge, make the subject of a trust or deal in any other manner with this agreement or any of its rights under this agreement or purport to do any of the same without the prior written consent of the other parties except that the Buyer may assign at any time the benefit of its rights under the whole or any part of this agreement:

15.1.1
to a member of the Buyer's Group provided that and subject to the condition that if any such company ceases to be such a member of the Buyer's Group then the Buyer shall procure that upon such cessation the benefit of the agreement shall be reassigned or transferred back to the Buyer or another member of the Buyer's Group; or

	15.1.2	by way of security to any financial institution(s) which has or have agreed to advance credit facilities to the Buyer to assist in the acquisition contemplated by this agreement,

provided that no assignee shall be entitled to greater damages or other compensation than that to which the Buyer would have been entitled had it not assigned the benefit of the agreement as aforesaid.

15.2	This agreement shall be binding on and shall enure for the benefit of each party's successors and permitted assignees.

16	Third party rights

16.1
The Company, any person to whom the benefit of any provision of this agreement is assigned in accordance with clause 15.1 and each person falling within the category of persons described in clause 15.2 shall be entitled under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement which confers (expressly or impliedly) any benefit on any such person.

16.2	Subject to clause 16.1, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a provision of this agreement.

17	Entire Agreement

17.1
This agreement, together with all agreements entered into or to be entered into pursuant to the terms of this agreement (together the "Transaction Documents"), constitutes the entire agreement between the parties in connection with the matters dealt with therein.

17.2	Subject to clause 17.3:

	17.2.1	the Transaction Documents supersede and extinguish all previous agreements between the parties (whether oral or in writing) in connection with the matters dealt with therein;

17.2.2
each party acknowledges to the other that it has not been induced to enter into any of the Transaction Documents by, nor relied on, any representation or warranty other than those expressly contained in the Transaction Documents; and

17.2.3
each party hereby unconditionally and irrevocably waives (to the fullest extent permitted by law) any claim it may have in relation to any representation or warranty which is not expressly contained in the Transaction Documents.

17.3	Nothing in clause 17.2 operates to limit or exclude liability for fraud or wilful concealment.

18	Notices

18.1
Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside of the United Kingdom) or by fax to the party due to receive it, at (in the case of the Buyer) its registered office address from time to time or (in the case of the Sellers) their respective addresses set out in this agreement or (in either case) to such other address or fax number as was last notified in writing to the other parties.

18.2	Subject to clause 18.3, in the absence of evidence of earlier receipt, any notice given pursuant to this clause shall be deemed to have been received:

	18.2.1	if delivered by hand, at the time of actual delivery to the address referred to in clause 18.1;

	18.2.2	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

	18.2.3	in the case of registered airmail, five Business Days after the date of posting; and

	18.2.4	if sent by fax, at the time of completion of the transmission.

18.3	If deemed receipt occurs after 5.00pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received on the next Business Day.

18.4	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail.

19	Representatives

19.1	Richard Thorley is hereby appointed to act as the Managers' Representative for the purposes of this agreement.

19.2
Each of the Principal Shareholders hereby irrevocably confirms that such Principal Shareholders shall be bound by any steps or actions taken or agreement entered into by the Managers' Representative appointed and acting on its behalf (or such other person appointed for the time being pursuant to clause 19.3) appointed and acting as the Managers' Representative on the terms of this agreement.

19.3
If, for any reason, at any time the then current Managers' Representative shall not be able to act, the Managers' Representative will promptly (and in any event within ten Business Days of the day on which the previous Managers' Representative has ceased to be able to act) nominate in writing another person to fill the role of the Managers' Representative hereunder.  Notice of the appointment as Managers' Representative of such other person shall be provided in writing to the Buyer by the Managers' Representative and such other person shall be the Managers' Representative in substitution for the then current Managers' Representative from time to time.

19.4	Aberdeen Asset Managers Limited is hereby appointed to act as the Institutions' Representative for the purposes of this agreement.

19.5
Each of the Institutional Sellers and Barclays hereby irrevocably confirms that such Institutional Sellers shall be bound by any steps or actions taken or agreement entered into by the Institutions' Representative appointed and acting on its behalf (or such other person appointed for the time being pursuant to clause 19.6) appointed and acting as the Institutions' Representative on the terms of this agreement.

19.6
If, for any reason, at any time the then current Institutions' Representative shall not be able to act, the Institutions' Representative will promptly (and in any event within ten Business Days of the day on which the previous Institutions' Representative has ceased to be able to act) nominate in writing another person to fill the role of the Institutions' Representative hereunder.  Notice of the appointment as Institutions' Representative of such other person shall be provided in writing to the Buyer by the Institutions' Representative and such other person shall be the Institutions' Representative in substitution for the then current Institutions' Representative from time to time.

20	General

20.1
Except where this agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this agreement and of each document referred to in it.

20.2
A variation of this agreement is valid only if it is in writing and signed by or on behalf of each party. The Buyer and the Sellers shall not be required to obtain the consent of the Company or any other third party on whom a benefit is conferred under this agreement to the termination or variation of this agreement or to the waiver or settlement of any right or claim arising under it.

20.3
The failure or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of that (or any other) right or remedy.  No single or partial exercise of a right or remedy provided by this agreement or by law prevents the further exercise of that (or any other) right or remedy.

20.4	Except to the extent that they have been performed or where this agreement provides otherwise, the obligations contained in this agreement remain in force after Completion.

20.5
Any liability to the Buyer under this agreement may be released, compounded or compromised (in whole or in part) and any time or indulgence may be given by the Buyer in its absolute discretion as regards any of the Sellers without in any way prejudicing or affecting the Buyer's rights against any of the other Sellers in respect of that (or any other) liability, whether joint or several or otherwise.

20.6
Each provision of this agreement is severable and distinct from the others.  If any provision is or at any time becomes to any extent or in any circumstances invalid, illegal or unenforceable for any reason, it shall to that extent or in those circumstances be deemed not to form part of this agreement but (except to that extent or in those circumstances in the case of that provision) the validity, legality and enforceability of that and all other provisions of this agreement shall not be affected or impaired and shall remain valid and enforceable.

20.7
If any provision of this agreement is found to be illegal, invalid or unenforceable in accordance with clause 20.7 but would be legal, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it legal, valid or enforceable.

20.8	This agreement may be executed in any number of counterparts each of which when executed and delivered is an original but all the counterparts together shall constitute the same document.

21	Further Assurance

Without prejudice to any other provision of this agreement, the Sellers shall, on being required to do so by the Buyer, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Buyer may from time to time reasonably require in order to vest any of the Shares in the Buyer (or its nominee) or

(at the cost of the Buyer, to the extent that such costs are reasonably and properly incurred) to give effect to the provisions of this agreement.

22	Governing law and jurisdiction

22.1	This agreement is governed by English law.

22.2
The courts of England have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

22.3
Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement and agrees not to claim that the courts of England are not a convenient or appropriate forum.

IN WITNESS whereof the parties have executed this agreement as a deed and it is hereby delivered on the day and year first before written.

Schedule 1 - The Sellers

Part A – The Principal Shareholders

(1) Name and Address	(2) Number of B Shares
Ernest Richard Thorley 26 Eskdale Close Reedley Burnley Lancashire BB10 2SH	489,099
Guy Thomas Heathercombe Goodshaw Lane Rossendale Lancashire BB4 8DJ	235,393
James Nichols 6 Balterley Court Balterley Cheshire SW2 5SB	314,581
Geoffrey Smith Churchend House Longney Gloucestershire GL2 3SN	167,514
Michael Haworth 43 The Rydings Langho Blackburn Lancashire BB6 8BQ	145,390

Part B – The Institutional Sellers

(1) Name and Address	(2) No of A Shares
Aberdeen Private Equity FundA One Bow Churchyard London EC4M 9HH	1,420,625
Aberdeen Private Equity FundB One Bow Churchyard London EC4M 9HH	1,280,432
Aberdeen Development Capital plc 10 Queens Terrace Aberdeen Aberdeenshire AB10 1YG	271,395
COIP (UK) Limited One Bow Churchyard London EC4M 9HH	12,891
Hexagon Investments LLC 115 South 84th Street Suite 221 Milwaukee USA WI53214	339,243
Mellon Nominees (UK) Limited PO Box 39996 160 Victoria Street London EC4V 4LA	80,740
Tameside MBC Council Offices Wellington Road Ashton-under-Lyne OL6 6DL	461,967
West Yorkshire Pension Fund The City Hall Bradford West Yorkshire BD1 1HY	203,629
Peter Graham Turner 1 Woodfold Hall Woodfold Park Further Lane Mellor Blackburn BB2 7QA	145,390
Barry Frederick Turner The Annex Ribblesdale Hall Sawley Road Chatburn Clitheroe BB7 4LD	145,390

Part C – Barclays

(1) Name and Address	(2) No of C Shares
Barclays Bank plc	179,864

Schedule 2 – The Group

Part 1 – The Company

1	Registered number:	5018017

2	Date of incorporation:	16 January 2004

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£59,954.67 divided into 4,361,702 A
ordinary shares of 1p each, 1,453,901 B ordinary shares of 1p each and 179,864 ordinary shares of 1p each

7	Issued share capital:	£59,954.64 divided into 4,361,702 A
ordinary shares of 1p each and 1,453,898 B ordinary shares of 1p each and 179,864 C ordinary shares of 1p each

8	Directors:	Andrew Glennon
James Nichols
Geoffrey Smith
Guy Thomas
Ernest Richard Thorley
Colin Stirling

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Part 2 – The Subsidiaries

Brookhouse Group Holdings Limited

1	Registered number:	04734539

2	Date of incorporation:	15 April 2003

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

7	Issued share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Brookhouse 2004 Limited

1	Registered number:	03566250

2	Date of incorporation:	18 May 1998

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£50,000 divided into 50,000 ordinary shares of £1.00 each

7	Issued share capital:	£15,850,000 divided into 15,850 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Part 3 –Subsidiaries of Brookhouse 2004 Limited

Brookhouse Tooling Limited

1	Registered number:	00656260

2	Date of incorporation:	12 April 1960

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£1,000,000 divided into 1,000,000 ordinary shares of £1.00 each

7	Issued share capital:	£200,000 divided into 200,000 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols
Ernest Richard Thorley

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Brookhouse Composites Limited

1	Registered number:	01898700

2	Date of incorporation:	25 March 1985

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£250,000 divided into 250,000 ordinary shares of £1.00 each

7	Issued share capital:	£250,000 divided into 250,000 ordinary shares of £1.00 each

8	Directors:	Paul Anthony Clegg
Michael David Haworth
Guy Thomas
James Nichols
John Vincent Shaw
Heather Yvonne Taylor
Ernest Richard Thorley
9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Brookhouse Aerospace Limited

1	Registered number:	03461761

2	Date of incorporation:	6 November 1997

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

6.1	Issued share capital:	£400 divided into 400 ordinary shares of £1.00 each

7	Directors:	Guy Thomas
James Nichols
Ernest Richard Thorley

8	Secretary:	Guy Thomas

9	Accounting reference date:	30 September

10	Auditors:	KPMG LLP

Brookhouse (SPD) Tool Company Limited (dormant)

1	Registered number:	02621734

2	Date of incorporation:	19 June 1991

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£5,000,000 divided into 5,000,000 ordinary shares of £1.00 each

7	Issued share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Brookhouse Automotive Limited (dormant)

1	Registered number:	04090258

2	Date of incorporation:	13 October 2000

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

7	Issued share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Brookhouse IM Limited (dormant)

1	Registered number:	03566142

2	Date of incorporation:	18 May 1998

3	Place of incorporation:	England and Wales

4	Type of company:	Private limited company

5	Address of registered office:	India Mill
India Mill Business Centre
Darwen
Lancashire
BB3 1AD

6	Authorised share capital:	£10,000,000 divided into 10,000,000 ordinary shares of £1.00 each

7	Issued share capital:	£2 divided into 2 ordinary shares of £1.00 each

8	Directors:	Guy Thomas
James Nichols

9	Secretary:	Guy Thomas

10	Accounting reference date:	30 September

11	Auditors:	KPMG LLP

Schedule 3 - Completion

1	Items for delivery by the Principal Shareholders

The Principal Shareholders shall deliver or procure the delivery to the Buyer of:

1.1	executed transfers transferring the Shares held by them to the Buyer or its nominee(s);

1.2	the relevant share certificates for the Shares held by them or an indemnity in the agreed form in respect of any missing certificates;

1.3
each register, minute book and other book required to be kept by the Company under the Companies Acts (in each case written up to Completion), each certificate of incorporation and certificate of incorporation on change of name for the Company and the common seal (if any) of the Company;

1.4	the share certificates for all issued shares in the capital of each Subsidiary held by the Company;

1.5
a letter, executed as a deed and in the agreed form, from Andrew Glennon, Colin Stirling and Geoffrey Smith in each case resigning their respective office as director of the Company with effect from the end of the meeting held pursuant to paragraph 4 below;

1.6	the duly executed Disclosure Letter;

1.7	the title deeds to the Properties, being the title deeds listed in the schedules in the agreed form;

1.8	a deed in the agreed form duly executed and delivered by Barclays Bank plc releasing the security granted to them by the relevant Group Company;

1.9	evidence in a form reasonably acceptable to the Buyer of the exercise of the Bank Warrants and the issue and allotment, credited as fully paid, of the Warrant Shares;

1.10	confirmation, in the agreed form, from Barclays Mercantile Business Finance Limited;

1.11	the Escrow Agreement, duly executed on behalf of the Managers' Representative and the Institutions' Representative;

1.12	duly executed service agreements between the Company and each Principal Shareholder except for Geoffrey Smith in the agreed form;

1.13	a duly executed service agreement between the Company and Sam Butterworth in the agreed form;

1.14	the duly executed deed of covenant from Paul Atherton;

1.15	a deed of termination in the agreed form in respect of the Investment Agreement duly executed and delivered by each of the parties to the Investment Agreement;

1.16	a unanimous written resolution of the Sellers adopting new articles of association of the Company in the agreed form with effect from the Completion Date; and

1.17
Evidence in the agreed form that no Group Company has any liability or obligation in respect of the fees or expenses of any adviser or consultant engaged by any of the Sellers in connection with the Transaction including, without limitation, the Sellers' Solicitors and Jeffries Quarterdeck.

2	Items for delivery by Barclays

Barclays shall deliver to the Buyer:

2.1	executed transfers transferring the Shares held by them to the Buyer or its nominee(s); and

2.2	the relevant share certificates for the Shares held by them or an indemnity in the agreed form in respect of any missing certificates.

3	Items for delivery by the Institutional Sellers (other than Barclays)

The Institutional Sellers shall procure the delivery to the Buyer of:

3.1	executed transfers transferring the Shares held by them to the Buyer or its nominee(s);

3.2	the relevant share certificates for the Shares held by them or an indemnity in the agreed form in respect of any missing certificates;

3.3
such duly authorised powers of attorney or other signing authorities as may be required conferring authority on any person signing this agreement and the documents referred to in this agreement on behalf of any AAM Fund;

3.4	the deed of release of the security securing the Loan Note Indebtedness, in the agreed form, duly executed;

3.5	the Loan Notes marked on their face as "CANCELLED";

3.6	the Loan Note register showing that the Loan Notes have been redeemed; and

3.7	a deed of termination in the agreed form in respect of the Security Trust Deed duly executed and delivered by each of the parties to the Security Trust Deed;

3.8	the duly executed deed of covenant from Aberdeen Asset Managers Limited.

4	Board meetings

The Principal Shareholders shall procure that a meeting of the board of directors of the Company is held at which the directors shall:

4.1	vote in favour of the registration of the Buyer or its nominee(s) as member(s) of the Company in respect of the Shares (subject only to the production of properly stamped transfers);

4.2	appoint persons nominated by the Buyer as directors, secretary and auditors of the Company with effect from the end of the meeting;

4.3	approve and authorise the Company's execution of a deed of termination of the investment agreement;

4.4
The Principal Shareholders shall procure that immediately after the board meeting referred to above, any meeting of the board of directors of a Subsidiary that is required to be held by the Buyer is held and that such meeting deals with any of the matters referred to above in this paragraph 4 as the Buyer may require.

5	Obligations of the Buyer

The Buyer shall:

5.1	deliver to the Sellers the following documents duly executed by the Buyer:

	5.1.1	the Escrow Agreement; and

	5.1.2	the Disclosure Letter;

5.2	procure that the Company is put in funds to repay the Bank Indebtedness and the Loan Note Indebtedness and that the Company repays such sums.

Schedule 4 – Warranties

Part A – Title and Capacity

1	Capacity and authority

1.1
The Sellers have the requisite power and authority and have taken all action necessary to enable them to enter into and perform this agreement and all agreements or documents entered into, or to be entered into, pursuant to the terms of this agreement.

1.2
This agreement and all agreements or documents entered into, or to be entered into, pursuant to the terms of this agreement constitute (or will constitute when executed) valid legal and binding obligations on the Sellers in accordance with their respective terms.

1.3
Compliance with the terms of this agreement and all agreements or documents entered into, or to be entered into, pursuant to the terms of this agreement does not and will not conflict with or constitute a default or breach under any provision of:

	1.3.1	any agreement or instrument to which a Seller is a party or by which it is bound; or

	1.3.2	where applicable, a Seller’s memorandum or articles of association (or equivalent documents); or

	1.3.3	any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which a Seller is bound or submits.

2	The Shares

2.1
Each Seller is the sole legal and beneficial owner of the number of Shares specified opposite his name in schedule 1 and is entitled to sell such Shares on the terms of this agreement without the consent of any third party.

2.2	There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company.

2.3
Other than this agreement, there is no agreement requiring the allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

Part B – General Warranties

1	The Company and the Subsidiaries

1.1	The Company

	1.1.1	The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

	1.1.2	The information in schedules 1 and 2 is true and accurate.

	1.1.3	The Shares and the shares to be sold pursuant to the Minor Sale Agreement comprise the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid.

	1.1.4	There is no shadow director of the Company.

1.1.5
The Company has not given any power of attorney by which a person may enter into an agreement on the Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the ordinary course of his duties).

1.2	Subsidiary Undertakings

	1.2.1	Other than the Subsidiaries:

(a) the Company does not have, and has not within the last three years had, a subsidiary undertaking; and

(b) the Company does not hold shares in the capital of another company.

	1.2.2	Each allotted and issued share in the capital of each Subsidiary is legally and beneficially owned by the Company and is fully paid or credited as fully paid.

	1.2.3	There is no Encumbrance in relation to a share or any unissued shares in the capital of a Subsidiary.

1.2.4
There is no agreement requiring the allotment, issue, transfer, redemption or repayment of, or the grant to a person (other than the Company) of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of a Subsidiary.

	1.2.5	Each Group Company operates its business in accordance with its memorandum and articles of association.

2	Accounts and Records

2.1	The Accounts

The Accounts:

	2.1.1	comply with the requirements of the Companies Acts, other relevant statutes and UKGAAP at the date on which the Accounts were approved by the directors;

2.1.2
give a true and fair view of the financial position and state of affairs of the Group as at the Accounts Date and of its profit or loss and (where applicable) cash flow for the period ending on that date;

	2.1.3	are not affected by any exceptional or non-recurring items; and

	2.1.4	have been prepared on a basis consistent with that used for the preparation of the Company's accounts for the preceding 3 financial periods.

	2.1.5	In addition, the Accounts:

(a)
contain either provisions adequate to cover, or full particulars in notes, of all Tax (including deferred Tax) and other liabilities (whether quantified, contingent or otherwise) of the Group Companies as at the Accounts Date, as required by UKGAAP;

(b) are not affected by any unusual or non-recurring items; and

(c) make provision reasonably regarded at that time as adequate for all bad and doubtful debts as at the Accounts Date on a basis consistent with UKGAAP.

2.2	Management Accounts

The Management Accounts have been properly prepared on a basis consistent with and applying the same accounting policies, standards and practices as those adopted in the preparation of the Accounts and give a fair view of the assets and liabilities of the relevant Group Company, as at 30 April 2008 and of its profits and losses for the seven month period then ended.

2.3	The Balance Sheet

The Balance Sheet gives a fair view of the consolidated state of affairs and the assets and liabilities of the Group as at the Balance Sheet Date, and was prepared in accordance with the accounting policies, procedures and practices adopted in the preparation of the Accounts.

2.4	Records

All statutory records required by the Companies Acts to be kept or filed by each Group Company are up to date and have been properly kept or filed and comply with the requirements of the Companies Acts.  No notice has been received by any Group Company that any of those records is incorrect or should be rectified.

3	Changes since the Accounts Date

3.1	Since the Accounts Date:

	3.1.1	each Group Company has conducted its business in a normal and proper manner and in the ordinary and normal course so as to maintain the same as a going concern;

	3.1.2	no Group Company has entered into any contract outside the ordinary and normal course of business;

3.1.3
no Group Company has entered into, nor agreed to enter into, any capital commitments exceeding £25,000 (exclusive of VAT) in the case of any single item or project or £50,000 (exclusive of VAT) in aggregate;

3.1.4
there have been no changes in the accounting policies or practices of any Group Company (including any change in policies or practices relating to depreciation or amortisation or reserving or provisioning with respect to debtors) and no revaluation of any Group Company's properties or assets;

	3.1.5	no Group Company has acquired or disposed of any business or asset with a value in excess of £50,000;

	3.1.6	no Group Company has assumed or incurred any liabilities otherwise than in the ordinary and normal course of business;

	3.1.7	no share or loan capital of any Group Company has been, or agreed to be, issued, allotted, redeemed, purchased or repaid;

	3.1.8	no Group Company has changed its accounting reference period; and

	3.1.9	no Group Company has declared, made or paid any dividend or other distribution.

3.2	Since 30 April 2008, there has been no material adverse change in the turnover of any Group Company compared to the 6 plus 6 forecast, a copy of which is supplied at Document G.4.1.3 in the Data Room.

4	Assets

4.1	General

4.1.1
Each asset (other than the Properties) included in the Accounts or acquired by a Group Company since the Accounts Date (other than stock disposed of in the ordinary course of business) and each asset used by each Group Company is:

		(a)	legally and beneficially owned by the relevant Group Company free from any Encumbrance;

		(b)	where capable of possession, in the possession or under the control of the relevant Group Company; and

		(c)	situated in the United Kingdom.

4.1.2
The property, rights and assets owned, leased or licensed by each Group Company comprise all the property, rights and assets which in the reasonable opinion of the Principal Shareholders are necessary for the carrying on of the business of the relevant Group Company to the extent to which it is conducted as at the date of this agreement.

4.2	Hire purchase and leased assets

A true and accurate list of all the assets used by the Group Companies which are subject to a lease or hire, hire purchase, credit sale or conditional sale agreement involving an annual expenditure by any Group Company in excess of £25,000 is included in the Disclosure Letter.

4.3	Vulnerable antecedent transactions

No Group Company has at any relevant time been party to a transaction pursuant to or as a result of which an asset owned by any Group Company is liable to be transferred or re-transferred to another person, or may give rise to a right of compensation or other payment in favour of another person, other than a transaction at arm's length terms.

4.4	Intellectual Property and Information Technology

4.4.1
The Company Intellectual Property is legally and beneficially owned by the relevant Group Company, free from any licence, Encumbrance, restriction on use or disclosure obligation.  Details of all registered Company Intellectual Property are set out in Schedule 8.

	4.4.2	No Group Company has granted any licence, assignment or other right in respect of any of the Company Intellectual Property.

4.4.3
The Disclosure Letter sets out references to the document numbers of the Data Room where Intellectual Property Agreements are disclosed and to which each Group Company is a party, other than in respect of prepackaged software agreements, where information in relation to such agreements is disclosed in the Data Room.  No Group Company is in breach of any such agreement and, so far as the Principal Shareholders are aware, no third party is in breach of any such agreement and all such agreements are in force and subsisting.

4.4.4
The Company Intellectual Property is not and, so far as the Sellers are aware, will not be, the subject of a claim or opposition from a person as to title, validity, enforceability, entitlement or otherwise.

4.4.5
So far as the Principal Shareholders are aware, the activities, processes, methods, products or services carried out, used, manufactured, dealt in or supplied on or before the date of this agreement by each Group Company:

	(a)	do not involve the unlicensed use of a third party's Intellectual Property or confidential information;

	(b)	do not at the date of this agreement, nor did they at the time carried out, used, manufactured, dealt in or supplied, infringe the Intellectual Property (including moral rights) of another person.

4.4.6
No Group Company has claimed that a person is infringing any Company Intellectual Property, nor, so far as the Principal Shareholders are aware is there any fact or matter which would give rise to such a claim.

4.4.7	Each Group Company owns or is licensed to use all Intellectual Property used in the operation of the business of each Group Company as now conducted.

4.4.8
Each Group Company has taken commercially reasonable steps to maintain the confidentiality of all material Confidential Information of the Group.  The Group enforces a policy that requires all employees and contractors of the Group, other than hourly paid employees, to execute either employment or consultancy contracts containing provisions pursuant to which such employees or contractors (as the case may be) agree not to disclose any Confidential Information and to assign inventions to the employing or engaging Group Company, substantially in the Group's standard forms.  Hourly paid employees do not obtain any access to Confidential Information. No Group Company has disclosed nor has any obligation to disclose to another person any Confidential Information, except pursuant to a confidentiality agreement or undertaking. To the Sellers' Knowledge, no person has breached any agreement or undertaking relating to Confidential Information nor are the Sellers aware of any fact or matter which may give rise to such a breach

4.4.9	The Information Technology systems owned by or licensed to each Group Company:

	(a)	comprise all material computer hardware and software systems used in the operation of the business of each Group Company as carried on at the date of this agreement;

	(b)	have not during the twelve months prior to the date of this agreement failed to perform in any way that materially adversely affected the business of any Group Company; and

	(c)	have been maintained consistently with each Group Company's plans for that system.

4.4.10	No Group Company is in material breach of any agreement relating to Information Technology.

4.4.11
Each Group Company has in place procedures intended to reduce the risk of unauthorised external access to data, the introduction of viruses, taking and storing on site and off site back up copies of software and data material to its business.

5	Debtors / creditors

5.1	A true and accurate list of debtors of the Group Companies as at 31 May 2008 is supplied at Disclosure Documents N.29 to N.31 (inclusive).

5.2	No Group Company is a party to any factoring or discounting arrangement in respect of any debts shown in the Accounts or the Management Accounts.

5.3	No Group Company is owed any sums other than trade debts incurred in the ordinary and normal course of its business.

5.4	A true and accurate list of the creditors of the Group Companies as at 31 May 2008 is supplied at Disclosure Documents N.32 to N.34 (inclusive).

6	Agreements

6.1	No Group Company is a party to any agreement which:

	6.1.1	is not of an entirely arms' length nature;

	6.1.2	was entered into other than in the ordinary and normal course of business;

	6.1.3	is a sale or purchase or option agreement affecting any material asset of a Group Company other than in the ordinary and normal course of business;

	6.1.4	so far as the Principal Shareholders are aware will result in a loss to the Group which will have a material effect of the business of the Group as a whole;

	6.1.5	is for the provision of advisory or consultancy services to the management of any Group Company and which is not terminable by it on less than three months' notice without compensation;

6.1.6
is a Material Agreement incapable of termination in accordance with its terms without payment of penalties, compensation or damages by that Group Company on 90 days' notice or less otherwise than is included in the Data Room; or

	6.1.7	is a distributorship, agency, franchise or management agreement or arrangement.

6.2
No Group Company or any of the Principal Shareholders have any knowledge of the invalidity of, or a ground for termination of a Material Agreement or any Intellectual Property Agreement to which any Group Company is a party. No Group Company has received written notice from a party to such an agreement of its intention to terminate such agreement.

6.3	Neither any Group Company nor, so far as the Principal Shareholders are aware, any other party to a Material Agreement entered into by that Group Company is in breach of such agreement.

6.4	For the purposes of paragraphs 6.1, 6.2 and 6.3, "Material Agreement" means an agreement with customers or an agreement with suppliers for the supply of raw materials.

6.5
No offer, tender or similar arrangement is outstanding which is capable of being converted into an obligation of any Group Company by an acceptance or act of a third party other than any such offers, tenders or similar arrangements made in the ordinary and normal course of business.

6.6	There is at Document C.2.17 of the Data Room a true and accurate list of the 10 largest suppliers (by purchases) within the last 12 months to the Group.

6.7
Other than the sole source supplies required by customers which are set out in the contracts contained in the Data Room, the only sole source of supply of products are for the fuel tank access cover or fuel tank access door and these are fairly disclosed in the Disclosure Documents.

6.8	No Group Company is a member of any joint venture, consortium, partnership or other unincorporated association.

6.9
No Group Company is a party to any agreement or arrangement which restricts in any respect its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

7	Employees

7.1
The Disclosure Letter contain true and accurate details of the identity of each person who is not a Director, Employee or Worker who provides services to any Group Company, the job description, the location of the services they provide, the terms on which they are engaged and the identity of the company which engages them.

7.2	The Disclosure Letter, Disclosure Documents and documents in the Data Room contain true and accurate details of:

7.2.1
the total number of Directors, Employees and Workers, including true and accurate details of those who are on maternity leave or absent because of disability or other leave of absence which has been, or which any Group Company has been notified will be, in excess of 8 weeks; and

7.2.2
the name, job description, date of start of employment, period of continuous employment, salary and other benefits of any nature and age of each Director, Employee and Worker and copies of any applicable standard terms of employment or engagement, staff handbooks and policies, identifying to whom they apply; and

7.2.3
the terms of the contracts and of payment of any remuneration, and other benefits of any nature in respect of each Director, Employee and Worker entitled to remuneration at an annual rate, or an average annual rate over the three financial years ending on the date of this agreement, of more than £50,000;

	7.2.4	any formal written disciplinary or grievance proceedings taken within the past 12 months by or against any Director, Employee or Worker;

	7.2.5	the membership, constitution and duties of the "Remuneration Committee" referred to in any contract referred to in this clause 7.2.

7.3	No Group Company has announced or become obliged to make any material changes to any remuneration since 1 January 2008.

7.4	Save as set out in the documents in the Data Room, none of the contracts referred to in this paragraph 7 are terminable in accordance with their terms on more than 3 months' notice.

7.5	Since the Accounts Date:

	7.5.1	no gratuitous payments or bonuses have been made, nor has any commitment to make such a payment other than the Bonus;

7.5.2
the basis of the remuneration payable to the Directors, Employees and/or Workers has not altered no Group Company is obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its Directors, Employees or Workers by more than 5% in aggregate.

7.6
Each Group Company has discharged its financial obligations in full to each Director, Employee and Worker and no Group Company owes or is obliged to pay in the future any amount to a present or former Director, Employee or Worker other than for accrued remuneration or reimbursement of business expenses.

7.7
Each Group Company has maintained such records as it is required to maintain by law regarding the employment of each of its Directors, Employees and Workers and such records are up-to-date and accurate.

7.8
No Group Company has dismissed any Director, Employee or Worker in contemplation of the transaction contemplated by this agreement or in the 6 month period immediately preceding the date of this agreement and no Director, Employee or Worker has given or received notice of termination of their engagement.

7.9
There is no obligation on the part of any Group Company pursuant to which any Director, Employee or Worker will be entitled to receive any payment or benefit or any change of rights as a consequence of the transaction contemplated by this agreement other than the Bonus.

7.10	No outstanding offer of employment had been made by any Group Company to any person entitled to remuneration over £50,000.

7.11
No Group Company has any agreement or arrangement with and does not recognise any trade union, works council, staff association or other body representing any of its Directors, Employees or Workers and no relevant request or application has been made.

7.12
There are no legal or other proceedings between any Group Company on the one hand and any current or former Director, Employee or Worker on the other hand nor, so far as the Principal Shareholders are aware, are there any facts or circumstances which are likely to give rise to any such proceedings, claim or right of action.

7.13	No Director, Employee or Worker has previously transferred to any Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or its predecessor ("TUPE").

7.14	No Group Company engages any commercial agents for the purposes of the Commercial Agents (Council Directive) Regulations 1993 or any worker through any employment agency.

7.15
All employment agreements with any Director, Employee or Worker entitled to annual remuneration over £50,000 to which any Group Company is a party are valid, binding and in full force and effect and no Principal Shareholders has any knowledge of the invalidity of, or a ground for termination of, any such agreement.  No party to such an agreement has given notice of its intention to terminate the agreement.

8	Pensions and other benefits

8.1	In this paragraph 8, in addition to the words and expressions defined in clause 1.1, the following words and expressions shall have the following meanings:

"Pension Schemes"
the group personal pension schemes maintained and operated by Standard Life and Prudential and the stakeholder pension scheme maintained and operated by Standard Life.

8.2
Except for the Pension Schemes, there is not in operation (and no proposal has been announced to enter into or establish) any plan, scheme, agreement, arrangement, custom or practice, obligation or commitment (whether legally binding or not) for the payment or provision of (or for the payment of any contribution towards), any pensions, superannuation allowances, life assurance benefits or other like benefits payable on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement for the benefit of any of the employees (or former employees) of any Group Company or their dependants and nothing has been done to create a reasonable expectation that any such payments, provision or contributions will be made.  No Group Company has participated in or contributed towards any former scheme or arrangement which has, as its purpose or one of its main purposes, the provision of "relevant benefits" (within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exemption contained in that section)  including the making or any payment of contributions to or remunerations specifically referable to contributions to any personal pension scheme, stakeholder pension scheme, retirement annuity contract or similar arrangement ("Relevant Benefits") in respect of which there is any residual liability.

8.3
Details of the Pension Schemes, including copies of all documents that govern the Pension Schemes, a list of current members and details of the rate at which and the basis upon which any Group Company currently contributes to each Pension Scheme, are included in the Disclosure Letter and/or the documents in the Data Room.

8.4
Save for any lump sum death in service benefits, all benefits payable or prospectively or contingently payable under the Pension Schemes are "money purchase benefits" within the meaning of section 181(1) of the Pension Schemes Act 1993 and no promise or assurances (oral or written) has been given to any person that his or her benefits under the Pension Schemes (other than lump sum death in service benefits) will be calculated by reference to a person's remuneration or equate (approximately or exactly) to any particular amount.

8.5
All contributions to the Pension Schemes which have fallen due for payment to or in respect of the Pension Schemes prior to the date of this agreement have been paid to the trustees or managers of the Pension Schemes within any applicable prescribed period under the Pensions Act 1995, the Pensions Act 2004 and the Pension Schemes governing documentation.  The contribution rates fairly disclosed to the Buyer in the documents contained in the Data Room are the current rates applicable.

8.6
With effect from 8 October 2001, each Group Company has complied at all times with its obligation to designate and provide access to a stakeholder pension scheme for all of its "relevant employees" (as defined in the Welfare Reform and Pensions Act 1999 (as amended) and there is no failure on the part of any Group Company with its obligations in relation to any designated stakeholder pension scheme which could give rise to the imposition of a fine by the Pensions Regulator.

8.7
No Group Company has proposed, and will not before Completion make or propose, any voluntary or ex-gratia payments of Relevant Benefits to or in respect of any person and is not due to make any such payments in the future.

8.8
No undertaking or assurance (whether legally binding or not) has been given, or will before Completion be given, by any Group Company to any person as to the introduction, continuance, increase or improvement of any Relevant Benefits.

8.9
No discrimination by reason of sex, disability, sexual orientation or marital status is occurring or has occurred in the provision of Relevant Benefits to or in respect of any Director, Employee or Worker.

8.10	The Pension Schemes have at all times complied with the Employment Equality (Age) Regulations 2006 (as amended).

8.11
All death benefits which may be payable are fully insured with an insurance company authorised under the Financial Services and Markets Act 2000 to carry on long term insurance business.  All policies and contracts under which such benefits are insured are enforceable and there is no ground on which the insurance company concerned might avoid liability under such policy or contract.  Each member and beneficiary has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health.  There is no person insured under any of the Pension Schemes who is not eligible to be so and the trustees of the relevant schemes are able to provide such cover without contravening section 255 of the Pensions Act 2004.

8.12
Neither the Pension Schemes nor any Group Company is engaged or involved in any complaints, disputes or proceedings which relate to or are in connection with the Pension Schemes or the benefits they provide and, so far as the Principal Shareholders are aware, there are no facts or circumstances likely to give rise to any such proceedings.

8.13
No person has had his or her contract or employment transferred to a Group Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or the Transfer of Employment (Pension Protection) Regulations 2005 applied.

9	Insurance

9.1	The Disclosure Letter contains a true and accurate list of each current insurance and indemnity policy in respect of which any Group Company has an interest (together the "Policies").

9.2	All premiums due in respect of the Policies have been paid up to date and, so far as the Principal Shareholders are aware, each of the Policies is currently in force, valid and enforceable.

9.3
No claim is outstanding under any of the Policies and, so far as the Principal Shareholders are aware, there is no fact or circumstance which is likely to give rise to a claim under any of the Policies.

9.4	So far as the Principal Shareholders are aware, nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

9.5	The documents contained in the Data Room set forth all insurance claims of any Group Company for the past three years under any policy of insurance.

10	Finance, borrowing and guarantees

10.1
The Disclosure Letter contains true and accurate details of all investment, deposit and bank accounts maintained by or on behalf of each Group Company and of the banks or other financial institutions at which those accounts are kept.

10.2
The statement of the Group Companies bank accounts and of the credit or debit balances on them attached to the Disclosure Letter is correct as at 10 June 2008 and the Group Companies have no other bank or deposit accounts (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for payments made in the ordinary and normal course of the Group Companies business.

10.3	There are no unpresented cheques drawn by any Group Company other than in the ordinary and normal course of business.

10.4	No Group Company is a party to or is liable under a guarantee or indemnity to secure or incur a financial or other obligation with respect to another person's obligation.

10.5	No part of the loan capital, borrowing or indebtedness of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

10.6
There are no banking facilities or borrowings that are available to any Group Company or in respect of which any Group Company has any obligation or liability as at Completion which are not being discharged at Completion.

10.7	No Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental authority.

11	Litigation

11.1	Except in relation to the collection of unpaid debts arising in the ordinary course of business, no Group Company is involved in a civil, criminal, arbitration, administrative or other proceeding.

11.2
So far as the Principal Shareholders are aware, no fact or circumstance exists which is likely to give rise to a civil, criminal, arbitration, administrative or other proceeding involving any Group Company.

11.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company.

12	Insolvency, winding up, bankruptcy etc.

12.1
No order or application has been made or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to a Group Company or for an administration order in respect of any Group Company.

12.2	No receiver or administrative receiver or receiver and manager has been appointed of the whole or part of the business or assets of any Group Company.

12.3
No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any Group Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 899 CA2006 in respect of any Group Company.

12.4	No Group Company is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. No Group Company has stopped paying its debts as they fall due.

12.5	No distress, execution or other process has been levied on an asset of any Group Company.

12.6	So far as the Principal Shareholders are aware, no action is being taken by the registrar of companies to strike any Group Company off the register under section 652 CA1985.

13	Compliance with law

13.1	Each Group Company has at all times carried on its business in compliance with the applicable legal and administrative requirements, laws and regulations of the territories in which it operates.

13.2	So far as the Principal Shareholders are aware there is not in existence or pending any governmental or other regulatory investigation, enquiry or disciplinary proceeding concerning any Group Company.

14	Permits

14.1
Each Group Company has obtained all permits, licences or consents which are necessary for that Group Company to own and operate its assets and to carry on its current business (each a "Permit").  No Permit has been breached and, so far as the Principal Shareholders are aware, no facts exist that are likely to result in the revocation, suspension or modification of any Permits or that is likely to prejudice their renewal provided that no warranty is given in this paragraph 14 to any Permit:

	14.1.1	relating to Environmental, Intellectual Property and Information Technology matters; or

	14.1.2	which is revoked, suspended, modified or prejudiced as a result of the Transaction.

14.2
Each Permit is in full force and effect so far as the Principal Shareholders are aware no Group Company has received any written notification that any Permit might be revoked, cancelled or not renewed.

14.3	No Permit is personal to the Sellers.

15	Competition

15.1	No Group Company is a party to any agreement, arrangement or practice which:

	15.1.1	is or ought to have been registered under the Restrictive Trade Practices Act 1976 and/or 1977;

	15.1.2	infringes or has infringed the Competition Act 1998 or the Enterprise Act 2002;

	15.1.3	infringes or has infringed Articles 81 or 82 of the EC Treaty;

	15.1.4	infringes or has infringed any other laws relating to anti competitive activities;

	15.1.5	is void or unenforceable (whether in whole or in part) or may render any Group Company liable to proceedings under any such legislation as is referred to in sub-paragraphs 15.1.1 to 15.1.4 above.

15.2
No Group Company has received a written notice of any breach of any competition, anti-trust, anti-restrictive trade practice or consumer protection law nor is it the subject of any investigation, enquiry, report or order by any regulatory authority under any such law, rule or regulation.

15.3	No Group Company is a party to any agreement, arrangement or business practice or is involved in any business practice in respect of which:

	15.3.1	any request for information, statement of objections or similar matter has been received from any court, tribunal, governmental, national or supra-national authority; or

	15.3.2	an application for negative clearance or exemption has been made to the Commission of the European Communities or any other regulatory authority.

16	Insider agreements

16.1
There is, and during the year ending on the date of this agreement there has been, no agreement or arrangement affecting any Group Company to which a Principal Shareholder is or was a party and in which a Principal Shareholder or a director or former director of the Company is or was interested in any way, other than a bona fide contract of employment made between the Company and a Principal Shareholder or a director or former director of the Company in the ordinary and normal course of business.

16.2	Save in respect of properly accrued remuneration or business expenses, there is no amount owing by any Group Company to any Principal Shareholder, director or former director of any Group Company.

16.3	There is no amount owing to any Group Company from any Principal Shareholder, director or former director of that company.

17	Business locations

No Group Company conducts any part of its business through a branch, agency or permanent establishment outside the United Kingdom.

18	Capacity and consequences of sale

18.1	Compliance with the terms of this agreement does not:

18.1.1
save as fairly disclosed in a document contained within the Data Room and so far as the Principal Shareholders are aware, constitute a default under a provision of any agreement or instrument to which any Group Company is a party;

18.1.2
save as fairly disclosed in a document contained within the Data Room and so far as the Principal Shareholders are aware, constitute a default under provision of any lien, lease, order, judgment, award, injunction, decree, law, ordinance or regulation or any other restriction of any kind or character by which any Group Company is bound;

18.1.3
save as fairly disclosed in a document contained within the Data Room and so far as the Principal Shareholders are aware, relieve any other party to a contract with any Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract;

	18.1.4	result in the creation or imposition of any Encumbrance on any of the property or assets of any Group Company; or

	18.1.5	entitle any person to receive from any Group Company any finder's fee, brokerage, bonus payment or other commission or payment in connection with the transactions contemplated by this agreement; or

	18.1.6	result in any indebtedness of any Group Company becoming due and payable prior to its stated maturity which is not repaid at Completion.

19	Data and Records

19.1	Each Group Company has complied with all relevant requirements of the Data Protection Act 1998.

19.2
No Group Company has received  a notice or allegation from either the Data Protection Commission or a data subject alleging non-compliance with the Data Protection Act 1998 (or any previous enactment) or any of the data protection principles, requiring the Group Company to change or delete any data or prohibiting the transfer of data to a place outside the United Kingdom.

20	Business names

No Group Company carries on business under a name other than its own corporate name.

21	Product Claims

21.1	Except as described in the Disclosure Letter:

21.1.1
no claims have been made in writing or are, to the knowledge of the Principal Shareholders, in writing, threatened under the product warranties of any Group Company, other than routine warranty claims at such levels and for reasons as in the reasonable opinion of the Principal Shareholders may be reasonably expected in the ordinary and normal course of business as carried on by each Group Company;

21.1.2
there are no statements or decisions by any governmental authority or any product testing laboratory stating that any product of any Group Company is unsafe or fails to meet any standards promulgated by such governmental authority or testing laboratory, with the exception of those products undergoing testing prior to launch;

21.1.3
there have not been any mandatory or voluntary product recalls with respect to any products of any Group Company within the past four years and, so far as the Principal Shareholders are aware, there is no fact relating to any product of a Group Company that may impose a duty on any Group Company to recall any product or warn customers of a defect in any product of the Company.

21.2
All products of the Group have been delivered with a certificate of conformity which has been issued in accordance with the requirement of the Group’s quality management controls which are governed by ASEN9100.

22	Improper Payments

None of the Group Companies nor any director, officer, representative, agent, employee of them, nor any person associated with or acting for or on behalf of any of them has directly or indirectly:

22.1	made any contribution, gift, bribe, rebate, pay-off, influence payment, kick-back or other payment to any person, private or public, regardless of what form, whether in money, property or services:

	22.1.1	to obtain favourable treatment for the Group Companies or contracts secured;

	22.1.2	to pay for favourable treatment for the Group Companies or contracts secured;

	22.1.3	to obtain special concessions or for special concessions already obtained; or

	22.1.4	in violation of any legal requirement, in breach of applicable law, or

22.2	established or maintained any fund or asset that has not been recorded in the books or records of the Group Companies.

23	Customers and Suppliers

In the last 12 month period ending on the date of this agreement, no person who is, or who has during the last 12 months, been a substantial customer or supplier of goods or services to a Group Company, has ceased or has given written notice to cease trading with or supplying a Group Company or has reduced or, so far as the Principal Shareholders are aware, is likely to reduce, substantially (meaning a reduction of 15 per cent or more in comparison with the previous calendar year) its trading with or supply to a Group Company.  For the purposes of this Warranty a "substantial" customer or supplier is one responsible for 5 per cent or more of sales by or supplies to a Group Company in the 12 months ended on the Accounts Date.

24	Environmental Matters

24.1	Each Group Company is in compliance with Environmental Law has been in compliance with Environmental Law for the period of three years prior to the date of this agreement.

24.2
There is no claim, proceedings or formal notice will give rise to such claim, proceeding, formal notice nor, so far as the Principal Shareholders are aware, is there any investigation by any governmental or regulatory body in respect of Environmental Law with regard to any Group Company or any of the Properties or, so far as the Principal Shareholders are aware, any properties previously owned or occupied by a Group Company.

24.3
So far as the Principal Shareholders are aware, no complaints have been made by any third party (including any employee) with regard to the Properties and/or any activities, processes or substances in on over or under the Properties or (so far as the Principal Shareholders are aware) any properties previously owned or occupied by a Group Company the result of any actual or alleged breach of the Environmental Law or the presence of any Hazardous Items.

24.4
So far as the Principal Shareholders are aware, no Hazardous Items have been deposited, used, disposed of, generated, stored, transported, dumped, released, burned or emitted on, in, under, upon or from the Properties or (so far as the Principal Shareholders are aware) any other property currently or previously owned or occupied by any Group Company or (so far as the Principal Shareholders are aware) from any adjoining property.

25	Health and Safety matters

25.1	Each Group Company is in compliance with Health and Safety Law and has been in compliance with Health and Safety Law for the period of three years prior to the date of this agreement.

25.2
There is no claim, proceeding, formal notice nor so far as the Principal Shareholders are aware investigation by any governmental or regulatory body in respect of Health and Safety Law with regard to any Group Company.

25.3	So far as the Principal Shareholders are aware, no complaints have been made by any third party (including any employee) with regard to activities, processes or substances in on over or under the Properties as the result of any actual or alleged breach of the Health and Safety Law.

26	ATG (2000)

26.1	ATG (2000):

	26.1.1	so far as the Principal Shareholders are aware, is a limited company incorporated under English law and has been in continuous existence since incorporation;

	26.1.2	so far as the Principal Shareholders are aware, does not carry on any activities or operations other than those disclosed in the Disclosure Letter against Warranty 1.2.1;

26.1.3
so far as the Principal Shareholders are aware, has no shares in issue other than two fully paid ordinary shares of £1 each, one of which is legally and beneficially owned by Brookhouse 2004 Limited and one of which is legally and beneficially owned by Nelson/Manufax Tool Company Limited;

	26.1.4	so far as the Principal Shareholders are aware, operates its business in accordance with its memorandum and articles of association.

26.2	There is no Encumbrance in relation to a share held by Brookhouse 2004 Limited in the capital of ATG (2000).

26.3
So far as the Principal Shareholders are aware, there is no agreement requiring the allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of ATG (2000).

26.4
So far as the Principal Shareholders are aware, the most recent audited annual accounts of ATG (2000) give a true and fair view of the financial position and state of affairs of ATG 2000 as at 30 September 2007 and of its profit or loss and (where applicable) cash flow for the period ending on that date.

Schedule 5 – Limitations on the Sellers' liability

For the avoidance of doubt, the provisions of this schedule 5 shall not apply to a claim under the Tax Covenant, unless and to the extent that it is expressly provided in such a provision or in the Tax Covenant that such provision does apply to a claim under the Tax Covenant.

1	Financial limits

1.1
All Claims (other than Claims under the Title and Capacity Warranties), all claims under the Tax Covenant and all Indemnity Claims shall be satisfied solely and exclusively by way of the transfer to the Buyer of relevant amounts out of the Escrow Account in accordance with clause 11.  Notwithstanding any other provision of this agreement the aggregate liability of the Sellers in respect of all Claims (other than Claims under the Title and Capacity Warranties), all claims under the Tax Covenant and all Indemnity Claims shall not exceed the amount standing to the credit of the Escrow Account from time to time.

1.2
The maximum liability of each of the Sellers in respect of Claims under the Title and Capacity Warranties shall be limited to the pro rata share of the Consideration to which such Seller is entitled in respect of the Shares sold by it pursuant to this agreement as agreed between the Sellers and the Buyer on the date of this agreement.

1.3
Subject to paragraph 1.6, the Sellers shall not be liable in respect of a Claim, (other than a Claim under the Title and Capacity Warranties), unless the amount claimed in respect of that individual Claim exceeds £20,000 (each a "qualifying claim"), provided that Claims arising directly or indirectly from the same or substantially similar or related facts, events or circumstances shall be treated as one individual Claim rather than a series of individual Claims.

1.4
Subject to Paragraph 1.6, the Sellers shall not be liable in respect of a Claim, other than a Claim under the Title and Capacity Warranties, unless the aggregate amount of all qualifying claims (plus all Indemnity Claims and all claims under the Tax Covenant) exceeds £500,000, in which event the Sellers shall be liable for the full amount of all qualifying claims and not merely the excess.

1.5
The Sellers shall not be liable in respect of a claim under the Tax Covenant unless the aggregate amount of all such claims exceeds £100,000 in which event the Sellers shall be liable for the full amount of all claims under the Tax Covenant and not merely the excess.

1.6	The following provisions shall apply to a Claim in respect of the Warranty set forth in paragraph 2.3 of schedule 4 (Balance Sheet) ("Balance Sheet Claim")

1.6.1
the Sellers shall not be liable for a Balance Sheet Claim unless the amount claimed in respect of that individual claim exceeds £10,000 provided that Balance Sheet Claims arising directly or indirectly from the same or substantially  similar or related facts, events or circumstances shall be treated as one individual Balance Sheet Claim rather than a series of individual Balance Sheet Claims;

1.6.2
the Sellers shall not be liable in respect of a  Balance Sheet Claim unless the aggregate amount of all Balance Sheet Claims exceeds £100,000 in which event the Sellers shall be liable for the full amount of all claims qualifying under paragraph 1.6.1 and not merely the excess.

1.7	In assessing any damages or compensation payable by the Sellers the value of the Shares will not be taken as exceeding the Consideration.

2	Time limits

2.1
The Sellers shall not be liable for a Claim (other than a Claim under the Title and Capacity Warranties) or an Indemnity Claim or a claim under the Tax Covenant, unless the Buyer gives the Sellers' Representative notice of such Claim, Indemnity Claim or claim under the Tax Covenant ("Claim Notice") (stating in reasonable detail the matter which gives rise to the Claim, the nature of the Claim, Indemnity Claim or claim under the Tax Covenant and the amount claimed, to the extent that such details are reasonably available to the Buyer at the relevant time) on or before the second anniversary of Completion.

2.2
Subject to the provisions of schedule 6, a Claim, an Indemnity Claim or a Tax Claim notified in accordance with paragraph 2.1, which is not previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn and waived in full by the Buyer unless proceedings in respect of that claim have been both issued and served on the Sellers' Representatives within the period of 6 months starting on the day such claim was notified to the Sellers' Representatives provided that, where a Claim, Indemnity Claim or Tax Claim is made in respect of a matter where the loss or liability to the Buyer or to a Group Company is uncertain, or such claim is unascertainable or unquantifiable or otherwise contingent on another event, such legal action need not be brought until 6 months after the first of the loss or liability becoming ascertained or ascertainable or quantifiable or ceasing to be contingent.

2.3
The purpose of paragraph 2.1 is to provide for notification to the Sellers' Representatives of the possibility of a Claim or Claims or Indemnity Claim or Indemnity Claims or Tax Claim or Tax Claims being made.  It is not intended to permit the Sellers to rely on technical defences to such Claims or Tax Claims on the grounds of insufficiency of notice.  Accordingly no defect in the form of the notice will invalidate the notice or permit any of the Sellers to allege that the Buyer has not complied with paragraph 2.1 of this schedule unless the Sellers can satisfy the court that the Sellers could not reasonably have been expected to understand the general nature of the allegation made, and in doing so no regard shall be had to material which was not reasonably and readily available to the Buyer at the time of the notice, provided always that the provisions of this paragraph 2.3 shall not apply where the Buyer has failed to remedy such defect or insufficiency within 10 Business Days of being requested in writing to do so by either of the Sellers' Representatives.

3	General limits

3.1	The Sellers shall not be liable in respect of a Claim and accordingly no Claim may be brought to the extent that the matter, fact or circumstance giving rise to the Claim:

	3.1.1	is fairly disclosed in the Disclosure Letter or the Disclosure Documents;

3.1.2
would not have arisen or occurred but for an act, omission or transaction done, made or carried out by the Sellers or the Company, or any of their directors, employees or agents prior to Completion at the written request of or with the written consent of the Buyer;

	3.1.3	arises as a direct result of the identity of the Buyer.

3.2	The Sellers shall not be liable in respect of a Claim or an Indemnity Claim and accordingly no Claim or Indemnity Claim may be brought:

3.2.1	to the extent that the matter, fact or circumstance giving rise to the Claim or Indemnity Claim;

	(a)	would not have arisen or occurred but for the passing of, or a change in, an applicable law, rule, regulation, published interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body, or a judgment passed, after the Completion Date; or

(b) is specifically allowed for, provided against or reserved for in the Balance Sheet.

3.2.2	where the loss or liability resulting from the Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company;

3.2.3
which results from a change in the accounting or taxation policies or practices of the Company introduced or having effect after Completion, save to the extent that the same are introduced to bring the accounting or taxation policies or practices of the Company into line with UKGAAP in relation to a business of the type carried on by the Buyer and/or the Company;

3.2.4	which would not have arisen or occurred but for a cessation of trading or change in the nature or conduct of the Company’s business after Completion;

3.2.5
which is contingent or unquantifiable unless and until either such contingent liability becomes an actual liability or such unquantifiable liability becomes quantifiable and, in either case, such liability is due and payable, provided that, if the Buyer notifies the Sellers Representatives of the relevant matter, fact or circumstance in accordance with clause 11.5, the relevant matter, fact or circumstance shall constitute a Relevant Claim and shall be treated in accordance with clause 11.

4	Conduct of Claims

4.1
If a Claim (other than a Claim relating to a Tax Warranty which shall not be governed by this paragraph 4) or an Indemnity Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a "Third Party Claim"), then:

	4.1.1	the Buyer shall as soon as reasonably practicable give notice to the Managers' Representative of the matter;

4.1.2
the Buyer shall procure the relevant Group Company make available to the Managers' Representative such persons that are then employed by that Group Company and such information as the Managers' Representative may reasonably require for assessing, contesting, appealing or compromising the Third Party Claim;

4.1.3
subject to the provision of confidentiality undertakings in a form acceptable to the Buyer, acting reasonably, the Managers' Representative may take copies of the documents or records referred to in paragraph 4.1.2;

4.1.4
the Buyer shall procure the relevant Group Company shall consult with the Managers' Representative in good faith in relation to the conduct of any appeal, dispute, compromise or defence of the Third Party Claim; and

	4.1.5	the Buyer shall, and shall procure that the relevant Group Company shall keep the Managers' Representative informed of the progress of the Third Party Claim.

5	Recovery from third party

Where the Buyer is entitled to recover from any person any sum in respect of any matter or event which gives rise to a Claim (other than a Claim relating to a Tax Warranty which shall not be governed by this paragraph 5) or an Indemnity Claim, the Buyer shall or shall procure that a Group Company shall, subject to it being secured and indemnified to its reasonable satisfaction by the Sellers and to it being satisfied, acting reasonably, that such action will not be prejudicial to its interests or the interests of any Group Company, use its reasonable endeavours to recover that sum and shall keep the Managers' Representative informed of the conduct of such recovery. The Buyer shall not be restricted from pursuing that or any other Claim or Indemnity Claim in relation to the same subject matter against the Sellers. Any sum recovered by the Buyer before settlement or final determination of the Claim or Indemnity Claim (less any costs and expenses incurred by the Buyer, the Company or any other Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Claim or Indemnity Claim by an equivalent amount. If recovery is delayed until after the Claim or Indemnity Claim has been satisfied by the Sellers in accordance with the provisions of clause 11, the Buyer shall (subject to the remaining provisions of this clause) repay to the Escrow Account the amount so recovered (less any costs and expenses incurred by the Buyer, the Company or any other Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered), where it shall be held in accordance with the provisions of clause 11. If the amount so recovered exceeds the amount of the Claim or Indemnity Claim satisfied by the Sellers, the Buyer shall be entitled to retain the excess.

6	Sums Recovered

6.1
If the Sellers pay to the Buyer an amount in respect of a Claim (other than a Claim under the Tax Warranties) or Indemnity Claim and the Buyer or the Company subsequently recovers from another person an amount which is referable to the matter giving rise to that Claim or Indemnity Claim, the Buyer shall pay to the Sellers an amount equal to whichever is the lower of the Sum Recovered (as defined below) and the amount previously paid by the Principal Shareholders to the Buyer.

6.2
For the purposes of paragraph 6.2, the "Sum Recovered" means an amount equal to the total of the amount recovered from the other person plus any interest in respect of such amount (less any costs and expenses incurred by the Buyer, the Company or any other Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered).

7	Specific Warranties

None of the Warranties, other than the Warranties specified in the first column below, shall constitute or be deemed to constitute a warranty or representation as to or in respect of any of the matters described opposite the paragraph reference in the second column below and the Buyer acknowledges and agrees that, save as aforesaid, the Sellers give no warranties or representations as to or in respect of any of the matters described in the second column below:

Warranties	Description of asset or matter warranted
Paragraphs 2, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 4.4, 11 and 18 of part B of schedule 4	Company Intellectual Property
Paragraphs 2, 3.1.1, 3.1.2, 3.1.6, and 15 of part B schedule 4	Competition
Paragraphs 2, 3 and 11 of part B of schedule 4 and Part 2 of schedule 6	Tax

Warranties	Description of asset or matter warranted
Paragraphs 2, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 11, 13, 14, 18, 24 and 25 of part B of schedule 4 and Part 4 of schedule 7	Property
Paragraphs 2, 3, 18 and 24 of part B of schedule 4	Environmental
Paragraphs 2, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.4, 11 and 18 of part B of schedule 4	Information Technology

8	Information

The Buyer shall use its reasonable endeavours, and shall procure that each Group Company shall use its reasonable endeavours to preserve all documents, records, correspondence, accounts and other information whatsoever which relate (directly or indirectly) to a matter which may give rise to a Claim or Indemnity Claim or a Tax Claim.

9	No double claim

Subject only to paragraph 7 of this schedule, the Buyer shall be entitled to bring Claims under one or more applicable Warranties in respect of the same matter, fact or circumstance.  However, the Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant or otherwise) more than once in respect of the same liability or loss.

10	Reduction in Consideration

The satisfaction by the Sellers of any claim involving or relating to a breach of this agreement or an Indemnity Claim or a claim under clause 12 shall be deemed to constitute a reduction in the Consideration.

11	Duty to mitigate

Nothing in this schedule restricts or limits the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

12	Fraud

Notwithstanding any other provision of this agreement, nothing in this schedule 5 shall apply to exclude or limit the liability of the Sellers to the extent that a Claim, a claim under the Tax Covenant or an Indemnity Claim arises or is increased by reason of (or the delay in discovery of which results from) any fraud or wilful concealment by or on behalf of any of the Sellers.

Schedule 6 – Tax

Part 1 - Definitions and Interpretation

1	Definitions and Interpretation

1.1	In this schedule, the following words and expressions have the following meanings:

"Actual Liability to Taxation"
any liability of the Company to make an actual payment of (or of an amount in respect of) Taxation;

"Auditors"
the auditors for the time being of the Company;

"Claim"

any claim, notice or demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority, by which it appears that the Company is or may be subject to a Liability to Taxation, whether or not the Company is primarily so liable and whether or not the Company has any right of reimbursement against any other person and in respect of which the Principal Shareholders may be liable either under the Tax Covenant or for breach of the Tax Warranties;

"Control"
has the meaning given to it in Section 840 of the Taxes Act or Section 995 of the Income Tax Act 2007

"Event"

any event whatsoever, including, but not limited to any disposition, transaction, circumstance, action or omission (whether or not the Company and/or the Buyer is party thereto), the earning, accrual or receipt of any income, profits or gains, the declaration, payment or making of any dividend or other distribution and Completion and reference to any Event occurring on or before Completion shall be deemed to include any combination of two or more Events only the first or some of which shall have taken place on or before Completion;

"Exit Bonus Relief"
any corporation tax deduction for the amount of the Bonus described in paragraph (i) of the definition of Bonus in clause 1.1;

"FA"
Finance Act;

"HMRC"
HM Revenue & Customs;

"IHTA"
Inheritance Tax Act 1984;

"ITA"
Income Tax Act 2007;

"ITEPA"
Income Tax (Earnings and Pensions) Act 2003;

"Liability to Taxation"
(a) any Actual Liability to Taxation (and the amount of such Liability to Taxation shall be the amount of actual payment of Taxation or the payment in respect of or by reference to Taxation which in each case the Company is liable to make);

(b)
the loss, cancellation, nullification or clawing back (in whole or in part) of any Relevant Pre-Balance Sheet Date Relief (and, for the purposes of paragraph 3, if the Relevant Pre-Balance Sheet Date Relief lost, nullified, cancelled or clawed back was a deduction from or set-off against Taxation, the amount of such Liability to Taxation shall be the amount of the Relevant Pre-Balance Sheet Date Relief lost or if the Relevant Pre-Balance Sheet Date Relief lost was a deduction from or a set-off against income, profits or gains, the amount of such a Liability to Taxation shall be the amount of Taxation which would have been saved but for the loss of the Relevant Pre-Balance Sheet Date Relief on the basis of rates of Taxation current at the date of the loss);

(c)
the utilisation or set-off of any Relevant Pre-Balance Sheet Date Relief or any Post-Balance Sheet Date Relief against any Actual Liability to Taxation in respect of which the Principal Shareholders would, but for such utilisation or set-off, have been liable under paragraph 3 (but for the application of paragraph 1.5 (Threshold) of schedule 5), or against any income, profits or gains of the Company earned, accrued or received on or before the Completion Date in circumstances where, but for such utilisation or set-off, the Company would have suffered an Actual Liability to Taxation in respect of which the Principal Shareholders would have been liable (but for the application of paragraph 1.5 (Threshold) of schedule 5) under paragraph 3 (and, for the purposes of paragraph 3, the amount of such a Liability to Taxation shall be the amount of the Relevant Pre-Balance Sheet Date Relief or Post-Balance Sheet Date Relief set-off against an Actual Liability to Taxation or the amount of Taxation saved as a result of the set-off of the Relevant Pre-Balance Sheet Date Relief or Post-Balance Sheet Date Relief against income, profits or gains, as the case may be);

(d)
the loss by the Company (in whole or in part) of any right to repayment of Taxation or the set-off of any such right to repayment of Taxation or any right to repayment of Taxation which arises wholly or mainly as a result of any Event occurring after Completion against any Actual Liability to Taxation in respect of which the Principal Shareholders would, but for such set-off, have been liable (but for the application of paragraph 1.5 (Threshold) of schedule 5) under paragraph 3 (and for the purposes of paragraph 3, the amount of such a Liability to Taxation shall be the amount of the repayment of Taxation which would have been obtained but for the loss or set-off); or

(e)
the liability of the Company to make a payment (or to surrender a Relief) pursuant to any indemnity, guarantee or covenant entered into by the Company (or by a person or persons with Control of the Company) before Completion under which the Company has agreed to (or the person or persons with Control of the Company have agreed to procure that the Company does) pay an amount in respect of (or surrender a Relief) to reduce or extinguish any liability for Tax of any other person (and, for the purposes of paragraph 3, the amount of such a Liability to Taxation shall be the amount of such payment or the value of such Relief as the case may be);

"PAYE"
the mechanism described by Taxation Statutes for the collection of income tax and national insurance contributions from payments and benefits received in connection employment;

"Post-Balance Sheet Date Relief"
any Relief (other than the Exit Bonus Relief) which arises wholly or mainly as a result of or by reference to any Event occurring:

(a) after Completion;

(b) in the ordinary course of business of the Company after the Balance Sheet Date;

"Principal Shareholders’ Relief"

means any Relief other than a Relevant Pre-Balance Sheet Date Relief, a Post-Balance Sheet Date Relief, any Relief that has been claimed or utilised in paying or calculating any Tax due before Completion, any Relief that has been taken into account in calculating any provision for Tax in the Locked Box Schedule;

"Relevant Pre-Balance Sheet Date Relief"

any Relief which arises wholly or mainly as a result of or by reference to any Event occurring on or before the Balance Sheet Date and which either has been shown as an asset in the Locked Box Schedule or is otherwise treated as an asset of the Company in computing, and thereby reducing any provision for deferred Taxation contained in the Locked Box Schedule (or which would otherwise have appeared in the Locked Box Schedule);

"Relief"

any relief, allowance, exemption, loss, set-off, deduction or credit available from, against or in relation to Taxation or in the computation of income, profits or gains for any Taxation purpose including a right to a repayment of Tax but in all cases excluding the Exit Bonus Relief and the VAT Relief so that for the avoidance of doubt any reference to Relief shall not include the Exit Bonus Relief or the VAT Relief;

"Tax" or "Taxation"
(a)
any tax, duty, impost, charge, deduction, withholding or levy, past or present, of the United Kingdom or elsewhere, whether  governmental, state, provincial, local governmental or municipal, including, but not limited to, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under Part II ITEPA or otherwise), corporation tax, advance corporation tax, any tax required to be accounted for under section 419 of the Taxes Act, capital gains tax, any liability arising under section 207 of the Finance Act 2004, inheritance tax, value added tax, insurance premium tax, landfill tax, stamp duty, stamp duty reserve tax, stamp duty land tax, customs and other import or export duties, rates, national insurance and social security contributions (but excluding business and water rates, community charges and council tax or any tax, rate, charge or duty similar to, replacing or replaced by any of them); and

(b)
any fine, penalty, charge or interest relating to any such tax, duty, impost, charge, deduction, withholding or levy mentioned in paragraph (a) of this definition or to any account, record, form or return required to be submitted to any competent authority for the purposes of any such tax, duty, impost or levy;

"Taxation Authority"
any taxing or other authority, whether of the United Kingdom or elsewhere, competent to impose Taxation including but not limited to HMRC;

"Taxation Statute"
any statute (and all regulations whatsoever and other documents having the force of law under such statute howsoever made) ordinance, directive or Act providing for imposing or relating to Taxation;

"Taxes Act"
the Income and Corporation Taxes Act 1988;

"TCGA"
Taxation of Chargeable Gains Act 1992;

"VAT"

in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction;

"VAT Relief"
(a)
any refund of overpaid output VAT made by HMRC to Brookhouse Composites Limited, by way of repayment, credit or set-off arising in relation to the issue, in the quarterly accounting period ending 31 August 2008, of a credit note or credit notes to Barclays Mercantile Business Finance Limited cancelling VAT invoices previously issued by Brookhouse Composites Limited to Barclays Mercantile Business Finance Limited; or

(b)
a VAT credit whether by way of repayment of VAT by HMRC or set off allowed by HMRC against output VAT as a result of a successful claim by Brookhouse Composites Limited for input VAT paid to Barclays Mercantile Business Finance Limited and reflected on VAT invoices issued by Barclays Mercantile Business Finance Limited to Brookhouse Composites Limited in the quarterly accounting period ending 31 August 2008, in either case, in respect of a hire purchase arrangement; and

"VATA"
Value Added Tax Act 1994.

1.2	In interpreting this schedule:

	1.2.1	words and expressions defined elsewhere in this agreement shall, unless the context otherwise requires, have the same meanings in this schedule as in the agreement;

1.2.2
references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, accrued or received include income, profits or gains which are deemed to have been earned, accrued or received for any Taxation purpose and any reference to any Event occurring on or before Completion shall be deemed to include a reference to an Event which is deemed for any purposes of any Taxation to have occurred on or before Completion;

	1.2.3	unless otherwise stated, references to paragraphs are references to paragraphs of this schedule 6;

1.2.4
references to the loss of a Relief include the disallowance of a Relief, a failure to obtain a Relief or the inability of the Company to set off or otherwise use a Relief howsoever in the way it was assumed to be set off or otherwise used and references to the loss of a right to repayment of Taxation include the disallowance of a repayment of Taxation and the failure to obtain a repayment of Taxation;

	1.2.5	references to the Company shall mean the Company, any or all of the Group Companies and ATG (2000) so that this schedule applies to each and to any of the Group Companies and ATG (2000); and

1.2.6
references to “material” in paragraphs 2.1 and 2.21 shall mean where a return, computation, information, notification, disclosure or payment is made more than a month late or where an underpayment of Taxation exceeds £1,000 or where an error in a return or computation leads to a an underpayment of Taxation exceeding £1,000.

1.3
It shall be assumed for all of the purposes of this Tax Schedule (and in particular for calculating any Liability to Taxation or any Relief) that the date of Completion is the end of an accounting period for the purposes of section 12 of the Taxes Act (basis of and periods of account) and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing any liability or in making any calculation required under this Schedule.

1.4	Any and all references in this schedule to “15 April 2004” shall be deemed to be references to “12 January 2004” where the Company in question is Brookhouse Holdings Limited, company number 5018017.

Part 2 - Tax Warranties

2	The Tax Warranties

2.1
All returns, computations, accounts, information, notifications, disclosures and payments which should be or should have been made or provided by the Company for any Taxation purpose since 15 April 2004 have been made or provided within the requisite periods and are and were up-to-date, correct, complete and on a proper basis in all material respects and none of them is, or so far as the Principal Shareholders are aware, is likely to be the subject of any dispute with HMRC or any other Taxation Authority.

2.2	Each Company maintains and has in its possession all records and documentation which it is required by any of the Taxation Statutes to maintain.

2.3
Each Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and details of such disclaimers, elections, surrenders and applications are set out in the Disclosure Letter.

2.4
No action has been taken by any Company since 15 April 2004 in respect of which any consent or clearance from any Tax Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

2.5	No Tax Authority is operating any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Company.

2.6
All transactions entered into by the Company since 15 April 2004 with an Affiliate have been entered into on an arm’s length basis and no notice or enquiry by any Tax Authority has been made in connection with any such transaction.

2.7
Since 15 April 2004, the Company has duly and timely deducted and accounted for all amounts which it has been obliged to deduct and/or account for in respect of Taxation and, in particular, has properly operated the PAYE system by deducting Taxation, as required by law, from all payments or benefits made or treated as made to its employees or former employees and accounting to HMRC or other appropriate Taxation Authority for all Taxation deducted by it or Taxation in respect of which the Company is otherwise required to account to HMRC or other appropriate Taxation Authority and for all Taxation chargeable on payments or benefits provided for its employees or former employees. No PAYE audit in respect of the Company has been made by any Tax Authority nor has the Company been notified that any such audit will be made.

2.8
There are no employee share incentive schemes (such as share option schemes, savings-related share option schemes, employee share ownership plans or profit sharing schemes) established by the Company whether approved by HMRC or not and the Company has not since 15 April 2004 granted any employee or director any right to acquire shares under an Enterprise Management Incentive scheme under Chapter 9 of Part 7 of ITEPA or otherwise.

2.9
Each Principal Shareholder and Minor Shareholder who is an employee or ex-employee of the Company has, together with their respective employer, executed a valid election under Section 431(1) ITEPA in respect of all of their Shares.  The provisions of Chapters 3, 3A, 3B, 3C and 4 of Part 7 ITEPA do not apply and have never applied to the Shares.

2.10
The Company is not liable nor, so far as the Principal Shareholders are aware, is it likely to become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or any amount corresponding to Taxation) either pursuant to an indemnity or covenant granted since 15 April 2004 or in consequence of the failure by any other person to discharge that Taxation or amount within any specified period or otherwise, where the Taxation or amount relates to a profit, income, gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) after 15 April 2004 and on or prior to Completion.

2.11	The Company is and has since 15 April 2004 at all times been a close company within the meaning of Sections 414 and 415 of the Taxes Act.

2.12	The Company has not since 15 April 2004 been a close investment holding company as defined in section 13A of the Taxes Act.

2.13	The Company has not made any payment or incurred any expense or provided any benefit or facility of whatever kind falling to be dealt with under section 418 of the Taxes Act.

2.14
The Company has not made any loan or advance or payment or given any consideration or effected any transactions falling within sections 419 to 422 of the Taxes Act (inclusive) which is outstanding at Completion or has been waived or repaid since the Accounts Date.

2.15	Since 15 April 2004, no Company has made or received any gift or transfer of value (actual or deemed).

2.16
There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company and in consequence no person has the power to raise the amount of such Tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company as mentioned in section 212 of IHTA and none of the Shares or assets of the Company are subject to a charge within section 237 of IHTA.

2.17	Since the Accounts Date, the Company has not entered into or been a party to a transaction which has or will give rise to a liability to corporation tax on chargeable gains.

2.18
Neither the execution nor the performance of, nor any action taken in pursuance of, this agreement, nor any other event, transaction, act or omission since the Accounts Date but on or before Completion will result in any asset of the Company being deemed to have been disposed of and reacquired under section 179 TCGA.  No Company has since 15 April 2004 acquired any asset other than trading stock from any Affiliate.

2.19	The Company has not since 15 April 2004 entered into or been a party to any election of the kind specified in section 179A TCGA.

2.20	The Company has not since 15 April 2004 been a party to a loan relationship which has been treated as being for an unallowable purpose within the meaning of paragraph 13 schedule 9 FA 1996.

2.21
The Company is registered for the purposes of the VATA, has since 15 April 2004 in all material respects made, given and obtained up-to-date and accurate records, invoices and documents appropriate or required for the purposes of the VATA, has since 15 April 2004 complied in all respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis and has not been required by a Taxation Authority to give security under the VATA.

2.22	The Company is not and has not since 15 April 2004 been a member of a group of companies for the purpose of section 43 VATA.

2.23	The Company is not currently in a penalty default surcharge period.

2.24
Neither the Company, nor a company of which the Company is a relevant associate within the meaning of paragraph 3(7) schedule 10 VATA, has elected to waive the exemption under paragraph 2 schedule 10 VATA in relation to any land or buildings.

2.25
All value added tax payable on the import of goods since 15 April 2004 and all customs duties and duties of excise payable to a Taxation Authority since 15 April 2004 in respect of any asset (including, without limitation, trading stock) imported or owned by the Company has been paid.

2.26
All documents executed since 15 April 2004 to which the Company is a party and upon which the Company must rely in order to assert title to any asset and which are chargeable with stamp duty have been duly stamped with the correct amount of duty and such duty plus interest and penalties have been paid.  In the event of any breach of this warranty, the amount of damages payable shall be an amount equal to the appropriate amount of stamp duty together with any interest, penalties, costs and expenses relating thereto.

2.27
The Company has not since 15 April 2004 made any claim for relief or exemption under section 42 FA 1930, section 151 FA 1995, or sections 75 to 77 FA 1986 (inclusive) and no circumstances exist whereby any relief claimed under section 42 FA 1930 or section 151 FA 1995 may be withdrawn including but not limited to the operation of section 111 FA 2002.

2.28	Stamp duty land tax has been paid in full in respect of all estates or interests in land acquired on or after 15 April 2004 by the Company.

2.29
The Company has not claimed relief from stamp duty land tax under Part 1 (group relief) or Part 2 (reconstruction and acquisition relief) of Schedule 7 FA 2003 in relation to any estate or interest in land that has been transferred to it since 15 April 2004.

2.30	The Company does not own any intangible assets within the meaning of Schedule 29 FA 2002.

2.31
The Company is and has since 15 April 2004 been resident only in the UK for Tax purposes, does not have a permanent establishment outside the UK and has not incurred any liability to Tax outside the UK and does not own a shareholding interest in a company resident outside the UK.

2.32
No Company is liable or has since 15 April 2004 been liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any tax purpose.

2.33	All necessary conditions for all capital allowances claimed by any Company since 15 April 2004 were at all material times satisfied and remained satisfied.

2.34
No Company is, or has not since 15 April 2004, a party to any scheme, transaction, or arrangements the main purpose of which, or one of the main purposes of which, is securing, obtaining or achieving a Tax advantage or the avoidance of Tax and which has no commercial purpose.

2.35	No Company is, or has not since 15 April 2004, a party to any scheme, transaction, or arrangements which are disclosable or reportable to the relevant Tax Authority.

2.36
Since 15 April 2004, no Company has made (and will not be deemed to have made) any distribution within the meaning of Sections 209 and 210 of the Taxes Act except dividends properly authorised and shown in its accounts, nor is any Company bound to make any such distribution.

2.37
No amendments have been made to the sale agreement dated 14 April 2004 between (1) Barry Turner and others and (2) Brookhouse Holdings Limited (known as “Inhoco 3035 Limited” at the time the agreement was entered into).

Part 3 - The Covenant

3	Covenant

Subject as hereinafter provided, the Principal Shareholders jointly and severally hereby covenant with the Buyer to pay to the Buyer an amount equal to the amount of:

3.1
any Liability to Taxation of the Company which has arisen by reason of or in respect of any Event occurring after 15 April 2004 and on or before Completion, whether or not in any such case any Taxation in question is chargeable against or attributable wholly or partly to or recoverable wholly or partly from any other person, and including (without prejudice to the generality of the foregoing) any Liability to Taxation which arises in connection with or in respect of or by reference to any income, profits or gains earned, accrued or received after 15 April 2004 and on or before Completion or in respect of a period ended on or before Completion;

3.2	any Liability to Taxation which is primarily the liability of another person (the Primary Person) for which a Company is liable in consequence of:

	3.2.1	the Primary Person failing to discharge such Tax Liability; and

	3.2.2	a Company at any time after 15 April 2004 but before Completion:

(a) being a member of the same group of companies as the Primary Person; or

(b)
having control of, being controlled by (construing "control" in accordance with Section 416 Taxes Act, but subject to the modifications in Section 767B Taxes Act), or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person for any Tax purpose;

3.3	any and all costs incurred by a Company after Completion in respect of inheritance tax which:

3.3.1
is at Completion a charge on any of the shares in or assets of any Company or has after 15 April 2004 but prior to Completion given rise to a power to sell, mortgage or charge any of the shares in or assets of any Company;

3.3.2
after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares in or assets of any Company being a liability in respect of inheritance tax payable on the death of any person within seven years after the transfer of value after 15 April 2004, if a charge on or power to sell, mortgage or charge any such shares or assets would, if the death of that person had occurred immediately before Completion and inheritance tax which would become payable as a result thereof had not been paid have existed at Completion; or

3.3.3
arises to a Company as a result of a transfer of value occurring or being deemed to occur after 15 April 2004 on or before Completion (whether or not in connection with the death of any person whenever occurring) which increased or decreased the value of assets of the Company or any Sellers or any predecessor in title to such assets or to the shares in the Company.

and in determining for these purposes whether a charge on or power to sell, mortgage or charge any of the shares in or assets of any Company exists at any time, the fact that the inheritance tax may be paid by instalments shall be disregarded and such tax shall be treated as becoming due, or a charge or power to sell, mortgage or charge as arising, on the date on which the inheritance tax first becomes payable or arises;

3.4
any Liability to Taxation for which the Company is liable as a result of claims for Relief in relation to research and development expenditure that have been made in respect of periods or part periods ending after 15 April 2004 but on or before Completion being wholly or partly disallowed;

3.5
to the extent allowable under law, any Liability to Taxation for which a Company is liable to deduct and/or account in respect of any fees or remuneration paid to the Chairman of the Company at any time after 15 April 2004 but on or before Completion; and

3.6
any reasonable costs, fees or expenses excluding internal management costs incurred by the Company or the Buyer in connection with any Liability to Taxation mentioned in paragraphs 3.1 to 3.5 (inclusive), or with successfully taking or defending any action under this schedule.

4	Employment Taxes relating to sale of Shares

4.1
Each Principal Shareholder and Minor Shareholder who is an employee or ex-employee of a Company severally covenants to pay to the Buyer within 90 days of Completion an amount equal to any Tax (excluding employer’s national insurance contributions) relating to the sale of the Shares and for which a Company is liable to account to a Tax Authority.

4.2
For the avoidance of doubt, the covenant in paragraph 4.1 shall not apply to the subscription for B ordinary shares on 12 June 2008 by Ernest Richard Thorley, Guy Thomas, James Nichols and Geoffrey Smith.

4.3
For the avoidance of doubt, payments due under this paragraph 4 shall not be subject to the Escrow provisions set out in clause 11 or the financial limitations set out in paragraphs 1.1 (Cap on liability), 1.5 (threshhold) and 2.1 (Time limits) of schedule 5.

5	Due Date for Payment

5.1
Subject to the provisions of clause 11 (Escrow Arrangements), the due date for the making of a payment from the Escrow Account that is due under paragraphs 3.1 to 3. 5 (inclusive) shall be, in any case involving a liability of the Company to make an actual payment of Taxation, the later of the date falling five Business Days after the Buyer has served notice on the Managers’ Representative demanding such payment and the date falling five Business Days before the last date upon which the Company is obliged to make such payment in order to avoid incurring any fine, penalty or interest in respect of unpaid Taxation.

5.2
If the Principal Shareholders are or become liable to make a payment under paragraphs 3.1 to 3.5 (inclusive) in respect of any other case not involving a liability of the Company to make an actual payment of Taxation, the Buyer will notify the Managers’ Representative in writing of the amount which the Principal Shareholders are required to pay and, subject to the provisions of clause 11 (Escrow Arrangements), such amount shall be paid from the Escrow Account on or before:

5.2.1
in the case of a Liability to Taxation involving the loss, cancellation, nullification or clawing back of a Relief, the later of the date five Business Days before Taxation is payable as a result of  such loss, cancellation, nullification or clawing back and five Business Days after the date of such notice;

5.2.2
in the case of a Liability to Taxation involving the utilisation or set off of a Relief or right of repayment of Tax, the later of the date five Business Days before any Taxation would have been payable were it not for such set-off  and five Business Days after the date of such notice;

5.2.3
in the case of a Liability to Taxation involving the loss of a right to repayment of Tax, the later of the date on which such repayment was due from a Tax Authority and five Business Days after the date of such notice;

5.2.4
in the case of a Liability to Taxation involving a liability of the Company pursuant to an indemnity, guarantee or covenant, the date falling five Business Days before the date on which the relevant Company is due to discharge the liability under the relevant indemnity, guarantee or covenant.

5.3
Subject to the provisions of clause 11 (Escrow Arrangements), the due date for the making of a payment that is due under paragraph 3.6 shall be the date falling five Business Days after the Buyer has served notice on the Managers’ Representative demanding such payment accompanied by an appropriate invoice (or other reasonably satisfactory evidence of the amount).

Part 4 - Limitations and General

6	Limitations

6.1	The Principal Shareholders shall not be liable for breach of the Tax Warranties nor shall the covenant contained in paragraph 3.1 apply in respect of a Liability to Taxation to the extent to which:

	6.1.1	a provision or reserve or allowance has been made in the Locked Box Schedule for such Liability to Taxation;

	6.1.2	such Liability to Taxation would not have arisen but for any Event occurring in the ordinary course of business of the Company or any Permitted Payments between the Balance Sheet Date and Completion;

6.1.3
such Liability to Taxation would not have arisen but for anything voluntarily done or omitted to be done outside the ordinary course of business after Completion by the Buyer or the Company other than:

		(a)	any act carried out pursuant to a legally binding obligation of the Company entered into on or before Completion;

		(b)	any act carried out at the written request of the Sellers’ Representative; and

		(c)	an act which the Company was required to do by any legislation (whether relating to Tax or otherwise);

6.1.4
such Liability to Taxation would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Buyer or the Company after Completion to make any claim or election or to give any notice or consent or claim any Relief in relation to Taxation which was taken into account in computing the provision or reserve for Taxation in the Locked Box Schedule;

6.1.5
such Liability to Taxation would not have arisen but for a change in the accounting reference date of or of any accounting policies of the Company other than any changes required to comply with UKGAAP;

6.1.6
such Liability to Taxation would not have arisen but for the Company ceasing to carry on any trade or business after Completion or effecting a major change in the nature or conduct of any trade or business carried on by it;

6.1.7
such Liability to Taxation arises as a result of or in connection with any Event (except for an Event that is contemplated by this agreement) which takes place at the written request of or with the written acquiescence of the Buyer; or

6.1.8
such Liability to Taxation or other liability arises in connection with any failure to make an instalment payment or the making of an insufficient instalment payment prior to Completion under the Corporation Tax (Instalment Payments) Regulations 1998 by the Company (or any other designated person), in circumstances where the payments (or the decision to make no instalment payments) made prior to Completion would not subsequently have proved to have been insufficient but for the profits and gains earned by the Company after Completion proving to be greater than those reasonably expected at the date of the relevant instalment payment to be earned, accrued or received by the Company after Completion.

6.2
The Principal Shareholders shall not be liable for breach of the Tax Warranties nor shall the covenant contained in paragraphs 3.1 and 3.4 apply in respect of a Liability to Taxation to the extent to which such Liability to Taxation would not have arisen but for the disclaimer, revocation or amendment after Completion of any claim, election, surrender, disclaimer or notification in relation to Taxation made on or before Completion provided that the Buyer was aware or ought reasonably to have been aware of such claim, election, surrender, disclaimer or notification.

6.3
The Principal Shareholders shall not be liable for breach of the Tax Warranties nor shall the covenant contained in paragraphs 3.1 and 3.5 apply in respect of a Liability to Taxation to the extent to which a payment in respect of such Liability to Taxation has been made or such Liability to Taxation has otherwise been settled or discharged on or before Completion and such payment, entitlement or discharge is taken into account in the Locked Box Schedule.

6.4
The Principal Shareholders shall not be liable for breach of the Tax Warranties nor shall the covenant contained in paragraphs 3.1, 3.4 and 3.5 apply in respect of a Liability to Taxation to the extent to which:

6.4.1
such Liability to Taxation would not have arisen but for any change in the rates of Taxation or statutorily imposed variation in the method of applying or calculating rates of Taxation in each case occurring after Completion but with retrospective effect;

6.4.2
such Liability to Taxation is increased or would not have arisen but for the passing of any legislation, the making of any subordinate legislation or any change in the published practice of any Taxation Authority, in each case, after Completion;

6.4.3
such Liability to Taxation arises or is increased as a consequence of any failure by the Buyer to comply with any of its obligations under paragraph 7 (Claims Procedure) of this schedule or otherwise under this agreement; and

6.4.4
any Principal Shareholders’ Relief (other than a Principal Shareholders’ Relief dealt with under paragraphs 9 or 10) is available (or is made available at no cost to the Company) to the Company to reduce or eliminate the Liability to Taxation and such Liability to Taxation is so reduced or eliminated by such use or set-off.

6.5
The Principal Shareholders shall not be liable for breach of the Tax Warranties nor shall the covenants contained in paragraphs 3 and 4 apply in respect of a Liability to Taxation to the extent to which such Liability to Taxation would not have arisen but for any failure or delay by the Buyer or the Company in paying over to any Taxation Authority any payment previously made by the Principal Shareholders under this schedule.

6.6	For the purposes of this schedule, none of the following shall be regarded as an Event occurring in the ordinary course of business of the Company:

	6.6.1	any distribution (within the meaning of Part VI (with section 418) of the Taxes Act) or deemed distribution or a payment that is not a Permitted Payment;

6.6.2
the acquisition or disposal of any asset (including trading stock) or the supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the actual consideration (if any) for such acquisition, disposal or supply is different from the consideration deemed to have accrued or been received for any Taxation purpose;

	6.6.3	any Event which gives rise to a Liability to Taxation in respect of deemed (as opposed to actual) income, profits or gains;

	6.6.4	any Event which gives rise to a Liability to Taxation under section 126 and schedule 23 FA 1995;

	6.6.5	any Event which gives rise to a Liability to Taxation under Part XVII of the Taxes Act;

	6.6.6	any Event which gives rise to a Liability to Taxation primarily chargeable against or attributable wholly or partly to or recoverable wholly or partly from any other person;

	6.6.7	any Event the purpose of which, or one of the purposes of which, was a reduction, elimination, deferral or avoidance of a Liability to Taxation;

	6.6.8	a disposal or deemed disposal of capital assets;

	6.6.9	an Event giving rise to a liability under section 419 of the Taxes Act; or

	6.6.10	an Event in respect of which Taxation arises as a result of a failure of the Company to deduct or account for Taxation whether in accordance with any Taxation Statute or otherwise.

6.7
The Principal Shareholders shall not be liable in respect of a claim under the covenants in paragraph 3 or for breach of the Tax Warranties unless the Buyer has given the Managers’ Representative written notice of such claim (stating in reasonable detail the nature of such claim and, if practicable, the amount claimed) on or before the Second Payment Date in respect of such claim.

6.8
The provisions of paragraph 1.1 (Cap on liability) and 1.5 (Threshhold) of schedule 5 shall apply to claims under the Tax Covenant.  Notwithstanding any other provision to the contrary, the provisions of paragraph 1.5 (threshold) of schedule 5 shall not apply to a claim under paragraph 3.5 of this schedule.

6.9
Where and to the extent that the Buyer is entitled to make a claim under this schedule in respect of a Liability to Taxation and is also entitled to make a claim under another provision of this agreement in respect of the same Liability to Taxation, the Buyer shall be free to make either or both claims. However:

6.9.1
the Buyer shall not be entitled to recover an amount under this schedule in respect of such Liability to Taxation to the extent that recovery (less costs and expenses) has been made by the Buyer under another provision of this agreement in respect of that Liability to Taxation; and

6.9.2
the Buyer shall not be entitled to recover an amount under another provision of this agreement in respect of such Liability to Taxation to the extent that recovery (less costs and expenses) has been made by the Buyer under this schedule in respect of that Liability to Taxation.

6.10
The Principal Shareholders’ liability under paragraph 3 or for breach of the Tax Warranties in respect of a Liability to Taxation of ATG (2000) shall be limited to half the amount of such Liability to Taxation.

6.11
Notwithstanding any other provision to the contrary, if and to the extent that a Liability to Taxation in paragraph 3.1 or a Liability to Taxation which is the subject of a claim for breach of a Tax Warranty is reduced or eliminated by the set off, credit or utilisation of the Exit Bonus Relief or the VAT Relief, then (notwithstanding the reduction or elimination) the amount of the Liability to Taxation that is so reduced or eliminated shall be treated for the purposes of this agreement as still being in existence and therefore still being claimable under this agreement such that, for the purposes of this agreement, the amount of the Liability to Taxation shall be the amount that would have been payable had there been no set off, credit or utilisation of the Exit Bonus Relief or VAT Relief (as the case may be).

7	Claims Procedure

7.1
Upon the Buyer becoming aware of any Claim, the Buyer shall as soon as reasonably practicable, and in any event within 10 Business Days of the date thereof, give notice of such Claim to the Managers’ Representative and upon the Buyer becoming aware of any event, fact or circumstance which may give rise to such a Claim, the Buyer shall as soon as is reasonably practicable give notice thereof and of the possible Claim to the Managers’ Representative, provided that the giving of notice under this paragraph 7.1 shall not be a condition precedent to the liability of the Principal Shareholders under this schedule.  If the Principal Shareholders become aware of any Claim, they shall procure that as soon as reasonably practicable, and in any event within 10 Business Days of the date thereof, the Manager’s Representative gives notice of such Claim to the Buyer.  If the Principal Shareholders become aware of any Claim, then such awareness will constitute notice of such Claim by the Buyer to the Managers’ Representative.

7.2
Subject to paragraphs 7.3 to 7.7 (inclusive), the Buyer shall procure that the Company (at the Principal Shareholders' expense and provided that the Principal Shareholders shall first indemnify the Company and the Buyer to the reasonable satisfaction of the Buyer (for the avoidance of doubt such indemnity being without recourse to the Escrow Account) against all costs (excluding internal management costs) and expenses, including any additional Taxation, which may be incurred thereby) takes such action and gives such information and assistance in connection with the dispute of the Claim as the Managers’ Representative may reasonably and promptly request in writing to avoid, resist, appeal against or compromise any Claim relevant for the purposes of this schedule, including but not limited to applying to postpone (so far as legally possible) the payment of any Taxation provided that the Managers’ Representative shall be entitled to require the Company or the Buyer to delegate the conduct of such action to the Managers’ Representative or any agent or professional adviser.  Neither the Buyer nor any Company shall be obliged to undertake any action or make any approval which it reasonably considers would be materially prejudicial to the Company’s or the Buyer’s relations with a Tax Authority or materially increase its future liability to Tax.  Where the Managers’ Representative requests any action be taken pursuant to this paragraph 7.2, paragraph 2.2 (Time Limits) of schedule 5 shall apply to the relevant Tax Claim with the reference to 6 months being replaced with a reference to 12 months.

7.3
The Buyer shall keep the Managers’ Representative properly informed of all matters pertaining to any dispute, appeal, negotiations or other proceedings conducted by or at the request of the Managers’ Representative pursuant to paragraph 7.2 and shall provide the Managers’ Representative with copies of all correspondence pertaining thereto and shall take action in respect of such dispute, appeal, negotiation or other proceedings without unreasonable delay.  The Buyer shall submit to the Managers’ Representative for prior written approval (not to be unreasonably withheld or delayed) any communication (written or otherwise) related to such dispute, appeal, negotiations or other proceedings (including for the avoidance of doubt any proposal for or agreement to settlement) which is to be transmitted to the relevant Tax Authority.  Where the Company or the Buyer is required to delegate conduct of any action the provisions of this paragraph 7.3 shall apply replacing references to the “Buyer” with references to the “Managers’ Representative” (and vice versa) and making any other necessary modifications.

7.4
Neither the Buyer nor the Managers’ Representative (nor any Principal Shareholder) shall at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the Claim or action except upon the express written consent of the other (such consent not to be unreasonably withheld or delayed) and the Buyer shall give to the Managers’ Representative such assistance as it shall reasonably require in respect of the conduct of the said dispute, compromise and/or appeal.

7.5
The Buyer shall not be obliged to (and the Managers’ Representative shall not) take or to procure the contest of any Claim before any court or other appellate body pursuant to paragraph 7.2 unless at the Principal Shareholders’ cost and expense the Managers’ Representative obtains the written opinion of tax counsel, being a member of the Revenue Bar Association, of not less than ten years' call, after disclosure of all relevant information and documents and having regard to all the circumstances such contest has a reasonable prospect of success.

7.6	Where the Claim is subject to a time limit for appeal that expires within 15 Business Days of the Managers’ Representative having been given written notice of the receipt of Claim in accordance with paragraph 7.1 above, the Buyer shall be obliged to procure that the relevant Company applies to extend the time limit relating to such Claim unless (the Managers’ Representative having been given written notice of the receipt of that Claim in accordance with paragraph 7.1 above), the Buyer or the Company have not within 15 Business Days thereafter received instructions in writing from the Managers’ Representative and an indemnity for costs and expenses in accordance with paragraph 7.2, or the Buyer or the Company has received instructions not to make an appeal or apply for an extension, in which cases the Buyer and the relevant Company shall be free to settle or pay the Claim on such terms as they shall see fit, acting in good faith.  If the Buyer so procures that the relevant Company applies for such an extension and the Buyer or the Company have not received such instructions in writing or such indemnity within the 15 Business Day period, or the Buyer or the company has received instructions not to make an appeal or apply for an extension, the Buyer and the Company shall be free to settle or pay the Claim on such terms as they shall see fit, acting in good faith.

7.7
Where the Claim has arisen out of any fraudulent or dishonest act or omission by a Seller or the Company on or prior to Completion or where the conduct of the dispute has been delegated to the Managers’ Representative and the Managers’ Representative is in breach of its obligations under paragraph 7, the Buyer and the Company shall be free to settle or pay the Claim on such terms as they shall see fit, acting in good faith.

8	Recovery from Third Parties

8.1
If on or before the Second Payment Date, the Company or the Buyer recovers or becomes aware that it is entitled to recover from any third party (including any Taxation Authority but excluding the Company and any employee or customer thereof and excluding any member of the Buyer’s Group) any amount which is referable to a Liability to Taxation in respect of which the Principal Shareholders have made payment under paragraph 3.1, the Buyer shall as soon as reasonably practicable give notice of that fact to the Managers’ Representative and shall take or procure that the Company takes (at the Principal Shareholders' cost (excluding internal management costs) and expense and provided that the Principal Shareholders indemnify the Buyer and the Company to the reasonable satisfaction of the Buyer against all costs and expenses which may be incurred thereby (for the avoidance of doubt such indemnity being without recourse to the Escrow Account)) any action necessary to effect such recovery which the Managers’ Representative may reasonably request in writing, and the Buyer shall within 5 Business Days of recovering such sum repay to the Escrow Account (where such repayment shall be held in accordance with the provisions of clause 11), or, if recovery is made after the Second Payment Date, to the Managers’ Representative for the account of the Principal Shareholders, the lesser of:

	8.1.1	the amount so recovered; and

8.1.2
the amount paid by the Principal Shareholders under paragraph 3.1 in respect of the Liability to Taxation in question less any part of such amount previously repaid to the Escrow Account or to the Managers’ Representative for the account of the Principal Shareholders under any provision of this schedule or elsewhere under this agreement or otherwise howsoever, and less an amount equal to any Taxation which arises in consequence of such recovery and less any costs and expenses (which have not already been satisfied under this paragraph 8.1) suffered or incurred by the Buyer or the Company in recovering such amount.

8.2	The provisions of paragraph 8.1 shall not apply where and to the extent that the recovery in question relates to the Exit Bonus Relief or the VAT Relief.

9	Reliefs

9.1
If a Liability to Taxation under paragraph 3, which has resulted in a payment by the Principal Shareholders under Part 3 of this schedule, has given rise to a Relief (other than a Principal Shareholders’ Relief that is the subject of paragraph 6.4.4 (limitations) or paragraph 10.2) for the Company which would not otherwise have arisen, and either:

9.1.1
the Managers’ Representative notifies the Buyer by the Second Payment Date that such Relief will arise as a result of such Liability to Taxation that the Company can use to reduce or eliminate an Actual Liability to Taxation in respect of which the Principal Shareholders would not have been liable under the covenant under paragraph 3 (ignoring for this purpose the application of paragraph 1.5 (Threshold) of schedule 5); or

9.1.2
the relevant Company has by the Second Payment Date utilised such Relief to reduce or eliminate an Actual Liability to Taxation in respect of which the Principal Shareholders would not have been liable under the covenant under paragraph 3 (ignoring for this purpose the application of paragraph 1.5 (Threshold) of schedule 5)

then the Buyer shall repay to the Escrow Account (where such repayment shall be held in accordance with the provisions of clause 11), or, where the due date for payment falls after the Second Payment Date, to the Managers’ Representative for the account of the Principal Shareholders, an amount equal to the lesser of:

	9.1.3	the Actual Liability to Taxation which has been eliminated; or

	9.1.4	the amount by which such Actual Liability to Taxation is reduced.

9.2
Payment shall be due by the Buyer under this paragraph 9 on the date on which the payment of the Actual Liability to Taxation is or would have been due or, where appropriate, the date on which the Company receives a repayment in respect of the Relief. The amount which the Buyer is liable to pay hereunder shall not in any case exceed the amount paid by the Principal Shareholders under this schedule in respect of the Liability to Taxation which has given rise to the Relief in question.

10	Over-provision, savings, etc

10.1
If it becomes apparent by the Second Payment Date that any provision for Tax in the Locked Box Schedule has proved to be an over-provision, or any right to a repayment of Taxation treated as an asset in the Locked Box Schedule has proved to have been understated, then the amount of such over-provision or under-statement shall be dealt with in accordance with paragraph 10.3, save to the extent that such over-provision or understatement is due to:

	10.1.1	a reduction in the rates of Tax or any other change in legislation made after the Balance Sheet Date with retrospective effect; or

	10.1.2	any Post Balance Sheet Date Relief, Exit Bonus Relief or VAT Relief;

	10.1.3	any act of the Buyer or a Company carried out after the Balance Sheet Date; or

10.1.4
the availability of a Relief that is the subject of paragraph 9 (Reliefs) or the availability of a Principal Shareholders’ Relief that is the subject of paragraph 6.4.4 (Limitations) or paragraph 10.2.

10.2	If it becomes apparent that an Actual Liability to Taxation of any member of the Buyer's Group to pay Tax in respect of which the Principal Shareholders would not have been liable under the covenant in paragraphs 3 or for breach of Tax Warranty (ignoring for this purpose the application of paragraph 1.5 (Threshold) of schedule 5) has by the Second Payment Date been reduced by the use of a Principal Shareholders’ Relief (other than a Principal Shareholders’ Relief that is the subject of paragraph 6.4.4 (Limitations) or paragraph 9), the amount by which such Actual Liability to Taxation is so reduced shall be dealt with in accordance with paragraph 10.3.

10.3	Where it is provided under paragraphs 10.1 or 10.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-paragraph:

	10.3.1	the Relevant Amount shall first be set off against any payment then due from the Principal Shareholders under the covenants in paragraph 3 or for breach of Tax Warranty; and

10.3.2
to the extent there is an excess, a refund shall be made to the Escrow Account (where such refund shall be held in accordance with the provisions of clause 11) or, where the refund falls to be made after the Second Payment Date, to the Managers’ Representative for the account of the Principal Shareholders, of any previous payment or payments made by the Principal Shareholders under the covenants in paragraph 3 or for breach of Tax Warranty and not previously refunded under this paragraph up to the amount of such excess within 5 Business Days of the Relevant Amount arising; and

10.3.3
to the extent that the excess referred to in paragraph 10.3.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Principal Shareholders under the covenant in paragraph 3 or for breach of Tax Warranty.

10.4	The Buyer will inform the Managers’ Representative as soon as reasonably practicable after it or the Company becomes aware that there may be a Relevant Amount.

10.5
If the parties cannot agree as to the existence and/or the quantum of the Relevant Amount, such disagreement may be referred by either party to the Auditors for determination and, in making such determination, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.  The costs of the Auditors shall be borne as the Auditors shall determine having regard to the relative merits of the parties in respect of the disagreement and such determination as to costs will be conclusive and binding on the parties.

10.6
Where any such determination as is mentioned in paragraph 10.5 has been made, the Managers’ Representative or the Buyer or the Company may request the Auditors for the time being of the Company to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to certify whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

10.7
If the Auditors determine under paragraph 10.6 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 10.6 as the Relevant Amount in respect of the determination in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Managers’ Representative (for and on behalf of the Principal Shareholders) or (as the case may be) to the Managers’ Representative for the account of the Principal Shareholders.  Where such adjusting payment is made to the Principal Shareholders before the Second Payment Date, it shall instead be paid into the Escrow Account.

11	Conduct of taxation affairs

11.1
Subject to the provisions of paragraph 7 (Claims Procedure) and subject to and in accordance with the provisions of this paragraph 11, the Managers’ Representative shall, at the relevant Company’s reasonable cost and expense properly incurred, be entitled to deal with the Tax affairs in respect of all actual accounting periods of the Company ended on or prior to the Completion Date for:

	11.1.1	the preparation and submission of Taxation returns of the Company;

	11.1.2	the preparation and submission on behalf of the Company of all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Taxation; and

11.1.3
all matters relating to Taxation which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Taxation documents.

11.2
The Seller’s Representative shall deliver all Taxation documents which are required to be signed by or on behalf of the Company to the Buyer for authorisation and/or signing in order that they may be submitted to the relevant Taxation Authority.  The Managers’ Representative shall deliver such Taxation documents to the Buyer within a reasonable time to allow the Company to review and to allow the Buyer to comply with paragraph 11.4. The Managers’ Representative shall consult in good faith with the Buyer in relation to any matters referred to in paragraph 11.1.3 and shall take into account and incorporate the Buyer’s reasonable requests and comments.

11.3	The Buyer shall procure that:

11.3.1
the Managers’ Representative is afforded such access (including, where relevant, the taking of copies) to the books, accounts, records, personnel and premises of the Company and such other assistance as it requires to enable the Managers’ Representative to discharge its obligations under paragraph 11.1; and

	11.3.2	the Managers’ Representative is promptly sent a copy of any communication from any Taxation Authority insofar as it relates to the pre-Completion Taxation affairs.

11.4
The Buyer shall procure that any Taxation document delivered to it under paragraph 11.2 be authorised, signed and submitted to the appropriate Taxation Authority without unreasonable delay (and in any event within any relevant Taxation time limit) subject to the Buyer's reasonable amendments.

11.5
The Buyer shall procure that the Company shall not submit any corporation tax return for the accounting period of the Company commencing prior to Completion and ending after Completion (the "Straddle Period") to any Taxation Authority without giving the Managers’ Representative a reasonable opportunity to make representations  and comment upon that part of any such return which relates to that part of the Straddle Period which falls on or before Completion and the Buyer shall not unreasonably refuse to incorporate such comments as the Managers’ Representative may make.

11.6
The Buyer shall be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Taxation document which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any material respect

11.7	In this paragraph 11:

"accounting period"
means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Taxation, are measured or determined;

"pre-Completion Taxation affairs" means the Taxation affairs of the Company for which the Managers’ Representative is responsible under this paragraph 11;

"Taxation documents"

means the Taxation returns, claims, and other documents which the Principal Shareholders are required to prepare on behalf of the Company under paragraphs 11.1.1 and 11.1.2 or to which reference is made in paragraphs 11.1.3 and 11.5;

"Taxation return"
means any return required to be made to HM Revenue and Customs of the income, profits or gains of the Company including any related accounts, computations, correspondence and attachments; and

"Taxation time limit"
means the latest date on which a Taxation document can be executed or delivered to a relevant Taxation Authority without incurring any charge to penalties and/or interest.

References to the Buyer and the Principal Shareholders and the Managers’ Representative in this paragraph 11 shall, where appropriate, include references to the duly appointed agents of each and of all the Buyer and of the Principal Shareholders’ and of the Managers’ Representative.

12	Supplemental

12.1
All payments by the Principal Shareholders and repayments by the Buyer under this schedule shall be treated to the extent legally possible as adjustments to the consideration paid for the Shares pursuant to this agreement.

12.2
The provisions of paragraphs 6 (Limitations), 7 (Claims Procedure), 8 (Recovery from Third Parties) of this schedule shall apply to a claim under this agreement for breach of the Tax Warranties mutatis mutandis.  The provisions of paragraph 12 (Fraud) of schedule 5 shall apply to this schedule mutatis mutandis.

12.3	In the event of any conflict or uncertainty the provisions of this schedule shall apply and shall take precedence over the other provisions of this agreement.

12.4
If the Buyer or any Company has acted in accordance with the request(s) of the Managers’ Representative, no Seller can bring a claim for non-compliance by the Buyer or the relevant Company (as the case may be) with any of the provisions of this schedule.

13	Buyer's Covenant

13.1
The Buyer shall pay to the Managers’ Representative for the account of the Principal Shareholders an amount equal to the amount of any Taxation for which the Principal Shareholders become liable by virtue of the failure of the Buyer, the Company or any company controlled by the Buyer or a person or persons controlling the Buyer (construing "control" in accordance with Section 416 Taxes Act, but subject to the modifications in Section 767B Taxes Act) to discharge the liability to such Taxation together with any reasonable costs and expenses reasonably and properly incurred by the Managers’ Representative in connection with taking any successful action under this paragraph, except to the extent such Taxation:

13.1.1
is subject to a claim under the Agreement or this Schedule by the Buyer which has not been satisfied or could be the subject of any such claim, assuming that a claim was made in respect of such Taxation;

	13.1.2	has been recovered under any relevant statutory provision (and the Principal Shareholders shall procure that no such recovery is sought to the extent that payment is made hereunder); or

	13.1.3	has been paid or discharged by the relevant Buyer, Company or company controlled by the Buyer, or person or persons controlling the Buyer, as the case may be.

13.2
Paragraphs 5 (Due Date for Payment), 6.7 (Time Limits) and 7 (Claims Procedure) of this schedule and paragraph 1.5 (Threshhold) of schedule 5 shall apply to paragraph 13.1 as they apply to the covenants contained in paragraph 3, replacing references to the "Principal Shareholders" and "Managers’ Representative" by references to the "Buyer" (and vice versa) and making any other necessary modifications.

14	Exit Bonus Relief

14.1
If and to the extent that by the Second Payment Date a Company obtains, by utilisation of any Exit Bonus Relief, a reduction in a liability to make an actual payment of corporation tax, the Buyer shall pay to the relevant Sellers’ Representatives for the account of the Sellers an amount equal to the corporation tax actually saved by the utilisation of the Exit Bonus Relief:

14.1.1
in the event that no notice of enquiry (as specified in paragraph 14.1.2 below) has been given to the relevant Company prior to that date, on 1 October 2010 (or, if such date is not a Business Day, on the next Business Day); or

14.1.2
in the event that a notice of enquiry has been given to the Claimant Company under paragraph 24, Schedule 18, FA 1998 in respect of the accounting period in which a Company so utilises an Exit Bonus Relief (including by claiming surrender of the Exit Bonus Relief from the Company liable to pay the Bonus to which the Exit Bonus Relief relates), the date of receipt of a closure notice under paragraph 32, Schedule 18, FA 1998, and for the avoidance of doubt in such case the Buyer shall only be obliged to make payment under this paragraph 14.1 to the extent that following such enquiry, the Tax Authority has accepted the utilisation of an Exit Bonus Relief.

14.2
For the avoidance of doubt, the provisions of paragraph 14.1 shall apply notwithstanding that the corporation tax saved is corporation tax for which the Buyer could make a claim either under paragraph 3 or for breach of a Tax Warranty.  Where and to the extent that the corporation tax saved is corporation tax for which the Buyer could so claim, the provisions of paragraph 6.11 shall apply and the Buyer shall remain entitled to make such claims for such corporation tax notwithstanding that the Exit Bonus Relief has been used to reduce or eliminate such corporation tax.

15	VAT Relief

15.1
If and to the extent that by the Second Payment Date Brookhouse Composites Limited obtains the VAT Relief from HMRC, the Buyer shall pay to the relevant Sellers Representatives for the account of the Sellers, an amount equal to the VAT Relief refunded by HMRC:

15.1.1
in the event and to the extent that HMRC effect the refund or credit by reducing the amount of output VAT otherwise payable by Brookhouse Composites Limited in the quarterly accounting period current at Completion by the set off or credit of the VAT Relief, on 1 October 2008; or

	15.1.2	in the event and to the extent that HMRC effect the refund by making a payment to Brookhouse Composites Limited in respect of the VAT Relief, 5 Business Days after receiving such payment.

15.2
For the avoidance of doubt, the provisions of paragraph 15.1 shall apply notwithstanding that any output VAT that is otherwise payable by Brookhouse Composites Limited in the quarterly accounting period current at Completion which is reduced, is output VAT for which the Buyer could make a claim either under paragraph 3 or for breach of a Tax Warranty.  Where and to the extent that the output VAT reduced is output VAT for which the Buyer could so claim, the provisions of paragraph 6.11 shall apply and the Buyer shall remain entitled to make such claims for such output VAT notwithstanding that the VAT Relief has been used to reduce or eliminate such output VAT.

Schedule 7 – Properties

Part 1 – Freehold Property

None

Part 2 – Leasehold Properties

Description	Details of lease/ licence (date and parties)	Duration	Current annual rent/licence fee and review date(s)	Existing use	Break rights	Exclusion from s.24-28 LLTA 1954
Frederick House, Dunkirk Lane, Hyde	Lease dated 28 November 2003 as varied by a Deed of Variation and Rectification dated 14 April 2004 both made between (1) Brookhouse Managed Properties Limited and (2) Brookhouse Aerospace Limited	20 years commencing on and including 28 November 2003	£235,370 to be reviewed on 27 November 2008 and every fifth anniversary thereof, on the penultimate day of the contractual term and any other date specified under clause 3.2.4 of the Lease	Uses within B1, B2 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987	28 November 2008, 28 November 2013 and 28 November 2018 by serving at Least six months' written notice on the landlord	No
Holme Mill, Darwen, Lancashire	Lease dated 28 November 2003 made between (1) Brookhouse Managed Properties Limited and (2) Brookhouse Composites Limited as varied	20 years commencing on and including 28 November 2003	£108,500 to be reviewed on 25 March 2011 and every fifth anniversary thereof, on the penultimate day of the contractual term and any other	Uses within B1, B2 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987	28 November 2013 and 28 November 2018 by serving at least six months' written notice on the landlord	No

Description	Details of lease/ licence (date and parties)	Duration	Current annual rent/licence fee and review date(s)	Existing use	Break rights	Exclusion from s.24-28 LLTA 1954

by a Deed of Variation dated 14 April 2004 made between (1) Brookhouse Managed Properties Limited and (2) Brookhouse Composites Limited and a Deed of Variation dated 5 June 2007 made between (1) Rom Capital (Industrial) Limited and (2) Brookhouse Composites Limited
date specified under clause 3.2.4 of the Lease
Part of India Mill and Mossley Mill, Darwen, Lancashire, BB3 1AE	Lease dated 28 November 2003 made between (1) Brookhouse Managed Properties Limited and (2) Brookhouse Composites Limited as varied by a Deed of Variation and	20 years commencing on and including 28 November 2003	£254,000 to be reviewed on the fifth anniversary of 28 November 2003 and every fifth anniversary thereof, on the penultimate day of the contractual term and any other date specified	Uses within B1, B2 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987	28 November 2008, 28 November 2013 and 28 November 2018 by serving at least six months written notice on the landlord	No

Description	Details of lease/ licence (date and parties)	Duration	Current annual rent/licence fee and review date(s)	Existing use	Break rights	Exclusion from s.24-28 LLTA 1954

Rectification dated 14 April 2004 made between (1) Brookhouse Managed Properties Limited and (2) Brookhouse Composites Limited and a Deed of Variation dated 5 June 2007 made between (1) Rom Capital (Industrial) Limited and (2) Brookhouse Composites Limited
under clause 3.2.4 of the Lease
Flat 2 and Engine Room Space of India Mill, Darwen	Lease dated 5 June 2007 made between (1) Rom Capital (Industrial) Limited and (2) Brookhouse Composites Limited	24 June 2007 to 27 November 2023	£28,275 reviewed on the fifth anniversary of 28 November 2003 and every fifth anniversary thereof, on the penultimate day of the contractual term and any other date specified under clause 3.2.4 of the	Uses within B1, B2 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987		No

Description	Details of lease/ licence (date and parties)	Duration	Current annual rent/licence fee and review date(s)	Existing use	Break rights	Exclusion from s.24-28 LLTA 1954
Lease dated 28 November 2003

Part 3 – Leases/Licences Created by the Company

Part of the ground and first floor of Frederick House, Dukinfield Road, Hyde	Lease dated 30 September 2005 made between (1) Brookhouse Aerospace Limited and (2) Tameside Metropolitan Borough Council	9 years commencing on and including 1 October 2005	£103,715 to be reviewed on the third and sixth anniversary of 1 October 2005	Office accommodation	None	Yes

Part 4 – The Property Warranties

1	The Properties and Title

1.1
The Properties comprise all of the premises and land owned occupied or otherwise used in connection with the businesses of the Company or in which the Company (or any Group Company) has any rights interest or liability.

1.2	The information relating to the Properties set out at part 2 of schedule 7 is true complete and accurate.

1.3	No Group Company has entered into any agreement to acquire an interest in, or dispose of, any premises or land which has not been completed.

1.4
Each Group Company has all deeds and documents relevant to that Group Company's title to the Properties (or any of them) and are in that Group Company's possession or control free from any security interest or lien.

1.5
The Company or a relevant Group Company as appropriate holds the Properties for the estate or interest stated in schedule 7, and is in sole and undisputed occupation of them and no other person is or will become entitled to occupation of the Properties or any of them.

1.6
The Properties are not subject to any outgoings other than uniform business rates (except rating surcharge), water rates, insurance, rent and service charges and no Group Company is in arrears with any such outgoings which have become properly due to date.

2	Contingent Liabilities

2.1
No Group Company is actually or contingently liable in relation to any freehold or leasehold property (whether as owner or former owner or as tenant or former tenant of any such property or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such property) other than the Properties.

3	The Leases

3.1	With respect to the leases (which expression includes underleases) under which the Properties are held:

	3.1.1	so far as the Sellers are aware the Company or a relevant Group Company as the case may be is in material compliance with these material covenants on the part of the tenant contained in the leases;

	3.1.2	the rent referred to in schedule 7 is the current rent payable under the relevant lease;

	3.1.3	there are no rent reviews which are currently in progress save as disclosed; and

	3.1.4	no notice of breach has been received by the Company which remains outstanding.

4	Tenancies

4.1	In relation to those of the Properties which are subject to any lease, underlease, agreement, licence or other right of occupation ("tenancies"):

	4.1.1	each tenancy is fairly and accurately summarised in part 3 of schedule 7;

	4.1.2	all rent and other payments have been paid to date as and when they become due and no rent has been commuted, waived or paid in advance of the due date for payment;

	4.1.3	all the tenancies are valid and in full force.

5	Preliminary Enquiries

5.1	All replies to Enquiries raised by the Buyer's Property Solicitors are in all respects true and accurate.

5.2
For the purposes of warranty 5.1 above, "Enquiries" means all written replies given by the Sellers' Solicitors to the Buyer's Property Solicitors in relation to the Properties and for the avoidance of doubt shall include:

	5.2.1	replies to CPSE 1 (version 2.6), CPSE (version 2.2) and CPSE 4 (version 2.1) enquiries; and

	5.2.2	correspondence from the Sellers' Solicitors containing written replies to written enquiries in relation to the Properties from the Buyer's Property Solicitors.

Schedule 8 – Intellectual Property

Domain Names

Domain Name	Proprietor	Renewal Date
Brookhouse.net	Brookhouse Composites Limited	11 January 2011

Schedule 9 – Balance Sheet

Schedule 10 – Locked Box

Reference BS Date End April		Final SPA Position as at 11 June
£'000

Enterprise Value		44,000

Assets/Liabilities of the Company Assumed by Acquirer

	Bank Cash/(Overdraft)	1,877

	Exit Bonus	(1,128)

	General Bonus	(235)

	Accrued Dividends	0

	Share Issue Proceeds	17

	Tax
	Corporate Tax as per BS	(17)

	Estimated Corporate Tax on YTD Profits	(661)

	NI Liability on 'New Shares'	(70)

	Estimated Tax Benefit of Exit Bonus	0

	Hedging Contracts	0

	Excess Working Capital	(904)

	Additional cash profits generated from Ref BS date to completion	135

	Dennis Walmsley Settlment	(10)
	KPMG Tax/Accounting Advice to Company	(15)

Sum of Adjustments to Enterprise Value	(1,011)

Amount Paid to Sellers Solicitors (Consideration plus liabilities to be paid on Company's behalf)	42,989

Liabilities Settled by Sellers Solicitors on Company's Behalf

Bank Loans
Bank RCF	(2,325)
Bank RCF Accrued Interest	(1)

Bank Senior Stretched	(750)
Bank Senior Stretched Accrued Interest	(14)

Bank overdraft interest	(4)

Equipment Loan
HP Creditor	(1,480)
Interest	(37)
HP Creditor VAT	(259)

Dividend	(255)

Shareholder Loan Note	(7,282)
Shareholder Loan Note Accrued Interest	(241)

Sum of Debt Adjustments	(12,648)

Gross Equity Value pre Shareholder Expenses & pre Escrow (Consideration)	30,341

Escrow	(2,500)

Gross Equity Value pre Shareholder Expenses paid at Closing	27,841

Schedule 11 – Buyer's Knowledge

(1) Name	(2) Subject matter/Warranty no.
John Sorenson	The Accounts and the Management Accounts Warranties 2.1 and 2.2
John Sorensen	Changes since the Accounts Date Warranty 3
Glenn Messemer and Ronald Galla	Intellectual Property and Information Technology Warranty 4.4
John Sorenson	Debtors/Creditors Warranty 5
Richard Forsberg	Agreements Warranty 6
Lowell Hill	Employees Warranty 7
Lowell Hill	Pensions and other benefits Warranty 8
Gary Tong	Insurance Warranty 9
John Sorensen	Finance, borrowing and guarantees

(1) Name	(2) Subject matter/Warranty no.
Warranty 10
Gary Tong	Environmental matters Warranty 24
Gary Tong	Health and safety matters Warranty 25
John Lockwood	Tax Tax Warranties
Glenn Messemer	Property Paragraph 4 of Schedule 7

(1) Name	(2) Subject matter/Warranty no.
Candace Clark	All All
John Tedone	All All
Eric Remington	All All

Schedule 12 – Loan Note Holders

Name	Address	Loan Notes held (£)
Aberdeen Murray Johnstone Private Equity Fund "A"	One Bow Churchyard, London EC4M 9HH	£2,022,782
Aberdeen Murray Johnstone Private Equity Fund "B"	One Bow Churchyard, London EC4M 9HH	£1,823,165
Aberdeen Development Capital plc	10 Queens Terrace, Aberdeen, Aberdeenshire AB10 1YG	£386,430
Tameside MBC	Council Offices, Wellington Road, Ashton-under-Lyne OL6 6DL	£657,780
West Yorkshire Pension Fund	The City Hall, Bradford, West Yorkshire BD1 1HY	£289,941
State Street Nominees Limited a/c 2GV3	525 Ferry Road, Edinburgh, EH5 2AW	£114,963
Hexagon Investments LLC	115 South 84th Street, Suite 221, Milwaukee, USA WI53214	£483,038
COIP (GP) Limited	One Bow Churchyard, London EC4M 9HH	£18,355
Barry Frederick Turner, Pamela Anne Turner and Charles Roger John Bury as trustees of the BF Turner 1998 Discretionary Trust	c/o The Annexe, Ribblesdale Hall, Sawley Road, Chatburn, Clitheroe, BB7 4LD	£742,730
Peter Graham Turner, Helena Pauline Turner and Charles Roger John Bury as trustees of the PG Turner 1998 Discretionary Trust	c/o 1 Woodfold Hall, Woodfold Park, Further Lane, Mellor, Blackburn, BB2 7QA	£742,730

EXECUTED AND DELIVERED AS A DEED by	)
ERNEST RICHARD THORLEY	)
in the presence of:	)	……………………………………….

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Witness signature

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Witness name

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Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
GUY THOMAS	)
in the presence of:	)	……………………………………….

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Witness signature

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Witness name

………………………………………………
Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
JAMES NICHOLS	)
in the presence of:	)	……………………………………….

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Witness signature

………………………………………………
Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
MICHAEL HAWORTH	)
in the presence of:	)	……………………………………….

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Witness signature

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Witness name

………………………………………………
Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
GEOFFREY SMITH	)
in the presence of:	)	……………………………………….

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Witness signature

………………………………………………
Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
ABERDEEN MURRAY JOHNSTONE PRIVATE	)	Attorney
EQUITY FUND 'A' acting by	)
in the presence of:

………………………………………………
Witness signature

………………………………………………
Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
ABERDEEN MURRAY JOHNSTONE PRIVATE	)	Attorney
EQUITY FUND 'B' acting by	)
in the presence of:

………………………………………………
Witness signature

………………………………………………
Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
ABERDEEN DEVELOPMENT CAPITAL PLC	)	Attorney
acting by	)
in the presence of:

………………………………………………
Witness signature

………………………………………………
Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
TAMESIDE MBC acting by	)	Attorney
in the presence of:	)

………………………………………………
Witness signature

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Witness name

………………………………………………
Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
YORKSHIRE PENSION FUND acting by	)	Attorney
in the presence of:	)

………………………………………………
Witness signature

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Witness name

………………………………………………
Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
MELLON NOMINEES (UK) LIMITED acting by	)	Attorney
in the presence of:	)

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Witness signature

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Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
HEXAGON INVESTMENTS LLC acting by	)	Attorney
in the presence of:	)

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Witness signature

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Witness name

………………………………………………
Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
COIP (UK) LIMITED acting by	)	Attorney
in the presence of:	)

………………………………………………
Witness signature

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Witness name

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Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
BARRY TURNER	)
in the presence of:	)	……………………………………….

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Witness signature

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Witness name

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Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)
PETER TURNER	)
in the presence of:	)	……………………………………….

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Witness signature

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Witness name

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Witness address

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Witness occupation

EXECUTED AND DELIVERED AS A DEED BY	)	……………………………………….
BARCLAYS BANK PLC acting by	)	Director
a director, in the presence of:	)

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Witness signature

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Witness name

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Witness address

………………………………………………
Witness occupation

EXECUTED AND DELIVERED AS A DEED by	)	……………………………………….
KAMAN UK HOLDINGS LIMITED	)	Director
acting by:	)

……………………………………….
Director